UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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BOISE CASCADE COMPANY
(Name of Registrant as Specified in its Charter)

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Notice of Annual Shareholders' Meeting and Proxy Statement
2016

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702-5389

NOTICE OF OUR ANNUAL MEETING
OF SHAREHOLDERS

To be held April 27, 2016

To Our Shareholders:

I am pleased to invite you to attend our Annual Meeting of Shareholders (Annual Meeting) of Boise Cascade Company (Company), a Delaware Corporation. The Annual Meeting will be held at the Payette Meeting Room in the Hampton Inn & Suites, 495 S. Capitol Boulevard, Boise, Idaho 83702, at 9:30 a.m. Mountain Daylight Time on April 27, 2016. The purposes of the Annual Meeting, as more fully described in the proxy statement accompanying this notice, are:

1.	To elect three members to serve as Class III directors to our board of directors;

2.	To hold an advisory vote on the compensation of our named executive officers (say-on-pay);

3.	To amend Article Six, Section 4 of the Company's Certificate of Incorporation to change the election standard for directors running unopposed from a plurality to a majority of shareholder votes;

4.	To approve the 2016 Boise Cascade Omnibus Incentive Plan;

5.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

6.	To conduct other business as appropriate.

Shareholders owning our common stock at the close of business on March 7, 2016 (the Record Date) are entitled to vote at the Annual Meeting in person or by returning the proxy card provided with this proxy statement. Each non-treasury share is entitled to one vote on each matter to be voted upon at the Annual Meeting. If you plan to attend the Annual Meeting in person, please bring photo identification, as well as your Notice of Annual Meeting of Shareholders; your brokerage statement reflecting your ownership of Boise Cascade common stock; a copy of the voting instructions card provided by your broker, trustee or nominee; or similar evidence of share ownership as of the Record Date.

Enclosed with this Notice of Annual Meeting of Shareholders is a proxy statement, related proxy card with a return envelope and our 2015 annual report on Form 10-K. The 2015 annual report on Form 10-K contains financial and other information that is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

The attached proxy statement provides a summary of the items to be voted on at the Annual Meeting and then a more detailed look at our board of directors and executive compensation. Please consider the issues presented in the proxy and vote your shares as promptly as possible.

Thank you for being a shareholder.
John T. Sahlberg
Senior Vice President, Human Resources, General Counsel and Secretary
Boise, Idaho

BOISE CASCADE COMPANY
NOTICE OF 2016 ANNUAL SHAREHOLDERS' MEETING

Time and Date:	9:30 a.m. Mountain Daylight Time Wednesday, April 27, 2016

Place:	Hampton Inn & Suites, Payette Meeting Room 495 South Capitol Boulevard Boise, Idaho 83702

Record Date:	March 7, 2016 We will begin mailing our proxy statement, 2015 annual report on Form 10-K and a proxy card to shareholders of record on or about March 28, 2016.

Please consider the issues presented in this proxy statement, and vote your shares as promptly as possible. For your convenience, we have provided a summary of the items to be voted on at the Annual Meeting and a summary of the governance and compensation changes made in 2015.
Thank you,
John T. Sahlberg
Senior Vice President, Human Resources, General Counsel and Secretary

i

ii

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. As used in this proxy statement, unless the context otherwise indicates, the references to "Boise Cascade," the "Company," "we," "our," or "us" refer to Boise Cascade Company.
Our proxy statement and 2015 annual report on Form 10-K are also available on our website at www.bc.com by selecting Investors, then Annual Shareholders' Meeting.

Meeting Agenda and Voting Matters	Board Vote Recommendation

Election of three directors to hold office for a three-year term expiring at the annual meeting in 2019.	FOR EACH DIRECTOR NOMINEE

Advisory vote on our executive compensation program.	FOR

Amendment of the Certificate of Incorporation to change the election requirement for directors running unopposed from a plurality to a majority.	FOR

Approval of the 2016 Boise Cascade Omnibus Incentive Plan.	FOR

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2016.	FOR

Transaction of other business properly presented at the meeting.

All shareholders as of the Record Date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Daylight Time). Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (208) 384-6161.

A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting are present in person or by proxy. Stockholders have no right to cumulative voting as to any matter, including the election of directors. Abstentions and broker nonvotes will be treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. A broker nonvote occurs when a broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner or when it has discretionary power but declines to use it. Brokers do not have discretionary voting power on nonroutine matters. Proposal No. 5, the ratification of the appointment of our independent registered public accounting firm for 2016, is the only routine matter for consideration at the annual meeting. The following table illustrates how abstentions and broker nonvotes will be counted.

Proposal No. 1 Election of Directors
If you do not provide voting instructions, your broker may not vote on this matter.

The three director nominees who receive the greatest number of votes will be elected as directors. Abstentions and broker nonvotes will have no effect on the outcome of this proposal.

Proposal No. 2 Advisory Approval of Our Executive Compensation Program
If you do not provide voting instructions, your broker may not vote on this matter.

The advisory vote approving our executive compensation program will be determined by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal.

Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders' preferences and take them into account in making future determinations concerning our executive compensation program.

Proposal No. 3 Adoption of Majority Vote for Unopposed Directors
If you do not provide voting instructions, your broker may not vote on this matter.

The vote to amend our Certificate of Incorporation to require a majority vote for unopposed directors will be determined by the affirmative vote of at least 66-2/3% of shares outstanding. Because this proposal requires passage by 66-2/3% of the shares outstanding, abstentions and broker nonvotes will have the same effect as voting against the proposal.

Proposal No. 4 Approval of the 2016 Boise Cascade Omnibus Incentive Plan
If you do not provide voting instructions, your broker may not vote on this matter.

Approval of the 2016 Omnibus Plan will be determined by the affirmative vote of the majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions (including broker nonvotes) will have the same effect as voting against this proposal.

Proposal No. 5 Ratification of Independent Accountant
If you do not provide voting instructions, your broker is permitted to exercise its discretion in voting.

The proposal to appoint KPMG LLP as our independent registered public accounting firm for 2016 will be ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions (including broker nonvotes) will have the same effect as voting against this proposal.

Board Nominees

Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The three members of Class III, Steven C. Cooper, Karen E. Gowland and David H. Hannah, are standing for election as directors at the Annual Meeting, to hold office for three-year terms expiring in 2019. The following table provides summary information about each of these director-nominees. During 2015, Ms.Gowland and Mr. Hannah were directors for the entire year and attended 100% of the board and committee meetings on which they served. Mr. Cooper was elected to the board on February 25, 2015 and, since his election, attended 100% of the board and committee meetings to which he was assigned. Our board of directors recommends a FOR vote for each director because it believes each is qualified to serve as a director and has made and will continue to make positive contributions to the board.

Director Name and Age	Director Since	Occupation	Independent	Committee Memberships			Other Public Company Boards
				Audit	Compensation	Nominating & Corporate Governance

Steven C. Cooper Age - 53	2015	President and CEO TrueBlue, Inc.	X	X			TrueBlue, Inc.

Karen E. Gowland Age - 57	2014	Retired Senior Vice President, General Counsel and Corporate Secretary, Boise Inc.	X		X

David H. Hannah Age - 64	2014	Executive Chairman Reliance Steel & Aluminum Co.	X		X	X	Reliance Steel and Aluminum Co.

Executive Compensation Advisory Approval
We are asking shareholders to approve, on a nonbinding advisory basis, the overall executive compensation policies and procedures employed by us for our named executive officers. Our board of directors recommends a FOR vote because it believes our compensation policies and practices support our goal of aligning our officers' pay with Company performance and, thus, shareholder interests.
Executive Compensation Elements

▪
We target annual base pay at the 50th percentile of the comparable market compensation data. We believe this enables us to effectively attract and retain talented and experienced officers to manage and lead the Company.

▪
We provide at-risk pay opportunities in the form of short- and long-term incentives. These compensation elements are also structured so target opportunities are set at or near the 50th percentile of the market. These short- and long-term incentives comprise a significant portion of each officer's total compensation opportunity since they are designed to motivate and reward our officers for growing the Company and maximizing shareholder value.

▪
Long-term performance is the most important measure of our success because we manage our operations and business affairs for the long-term benefit of our shareholders. For 2015, our named executive officers received long-term equity incentive compensation opportunities in a combination of Performance Stock Units (PSUs) and Restricted Stock Units (RSUs).

▪	Our annual incentive compensation opportunities are tied to achievement of corporate and, in some cases, divisional financial goals.

▪	We provide limited perquisites, including only those benefits that are consistent with typical market practice.

Key Compensation Activities by the Compensation Committee

▪	Reviewed the first annual advisory vote regarding our executive compensation program (say-on-pay).

▪	Engaged Frederic Cook & Co. Inc. (Frederic Cook) to assist our compensation committee and our board in a comprehensive review of our executive compensation.

•	With the assistance of Frederic Cook, reviewed all components of our executive compensation and made adjustments in some cases moving our executives from below median to closer to the median.

▪
Are submitting for shareholder approval the 2016 Boise Cascade Omnibus Incentive Plan which includes a prohibition on repricing stock options without shareholder approval and eliminates liberal share repricing for options.

▪
Adopted a new, long-term incentive plan for our executive officers for 2016 that uses Return on Invested Capital (ROIC) rather than EBITDA as the new performance measure and moves to a three-year cliff vesting of earned performance shares rather than pro rata payout over three years.

▪
Adopted as part of our insider-trading policy, a hedging policy that prohibits participants in our long-term incentive plan, including our officers and directors, from any hedging or monetizing transaction to lock in the value of the securities.

•
Eliminated retention award agreements for executive officers. Prior to our 2013 Initial Public Offering and during the housing crisis, several retirement-eligible executives were given retention award agreements. All of these were paid out prior to 2015.

•
Adopted a formal clawback policy. While long-term incentive awards under the 2013 Omnibus Incentive Plan are subject to being clawed back, the new formal policy allows the board to claw back both short-term and/or long-term incentive awards in the future if it finds that the payment was predicated on achieving financial results that were subsequently subject to a substantial restatement or determines that the employee engaged in intentional misconduct or malfeasance that substantially caused the restatement and a lower payment would have been made under the restated results.

•	Reviewed and confirmed our list of peer companies.

•
Evaluated the potential risks arising from our compensation policies and practices to ensure they reflect current and anticipated business conditions and that the performance targets are sufficiently challenging.

2015 Highlights

▪
We entered into an agreement to purchase Georgia-Pacific's engineered lumber business for $215 million. We expect this acquisition to close in the first half of 2016, subject to receipt of regulatory approval.

▪	We successfully transitioned the leadership roles at the CEO level and at the executive vice president level in our Wood Products business.

▪	We repurchased 722,911 shares of our stock and now have a total of 4,586,973 treasury shares as of December 31, 2015.

▪
We grew sales to over $3.6 billion. Building Materials Distribution sales increased by over $100 million year-over-year. Commodity price declines in lumber and plywood of 14% and 7% resulted in a 3% decline in Wood Products' sales.

▪	We earned net income of $52.2 million and EBITDA(1) of $158.5 million.

▪	We ended 2015 with liquidity to support continued organic and acquisition growth in 2016.

▪	We successfully transitioned in-house the human resources, information technology and accounting services that had been a part of our outsourcing agreement with Packaging Corporation of America (PCA).

▪
We accelerated our capital spending. Wood Products completed the Chester #2 dryer and the Elgin log utilization center and started the Florien #5 dryer project. The Chester and Florien projects are expected to reduce manufacturing costs and increase internal veneer production for both plywood and engineered wood products.

__________

(1)
EBITDA is defined as income before interest (interest expense and interest income), income tax provision (benefit), and depreciation and amortization and is not required by or presented in accordance with generally accepted accounting principles (GAAP) in the United States. Management uses EBITDA to evaluate ongoing operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. To reconcile this non-GAAP measure with the most directly comparable GAAP measure (net income), please refer to page 24 of our 2015 annual report on Form 10-K, Item 6. Selected Financial Data.

The following table sets forth the 2015 compensation for each of our named executive officers, as determined under Securities and Exchange Commission (SEC) rules, and highlights that a significant portion (stock awards and non-equity incentive plan compensation) is considered "at risk." The SEC's calculation of total compensation includes several items driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by our named executive officers in 2015. For a complete description of our named executive officers' compensation (years 2013-2015), please refer to the Executive Compensation section in this proxy statement.

Name and Principal Position	Earnings ($)	Stock Awards ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Thomas E. Carlile (1)	$190,385	$—	$—	$102,808	$5,463	$95,375	$394,031
Chief Executive Officer

Thomas K. Corrick (2)	$701,923	$1,222,475	—	379,038	14,652	58,133	2,376,221
Chief Executive Officer
& former Chief Operating
Officer

Wayne M. Rancourt	452,308	366,772	—	183,185	5,940	47,513	1,055,718
Executive Vice President
Chief Financial Officer &
Treasurer

Nick Stokes	427,308	366,772	—	310,065	5,033	52,473	1,161,651
Executive Vice President,
Building Materials
Distribution

Dan Hutchinson	357,692	366,772	48,288	36,216	14,839	32,225	856,032
Executive Vice President
Wood Products

John T. Sahlberg	404,615	325,974	—	142,020	11,076	41,355	925,040
Senior Vice President,
Human Resources, General
Counsel & Secretary

(1)	Mr. Carlile served as our CEO until March 6, 2015.

(2)	Mr. Corrick became our CEO March 7, 2015, and prior to assuming that role served as chief operating officer.

Auditors

As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of KPMG LLP as our independent auditor for 2016. Our board of directors recommends a FOR vote for the appointment of KPMG LLP.

INFORMATION ABOUT OUR ANNUAL SHAREHOLDERS' MEETING AND VOTING

Internet Availability of Proxy Materials, Annual Reports on Form 10-K, and Other Reports and Policies

You may view a complete copy of our proxy statement and 2015 annual report on Form 10-K by visiting our website at www.bc.com and selecting Investors, and then Annual Shareholders' Meeting.

You may view complete copies of all of our SEC filings, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and certain financial information, by visiting our website at www.bc.com and selecting Investors and then SEC Filings.

Record Date and Voting at Our 2016 Annual Shareholders' Meeting
Shareholders owning our common stock at the close of business on March 7, 2016, (the Record Date), may vote at the Annual Meeting. On the Record Date, 38,750,173 shares of our common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.
All valid proxies properly executed and received by us prior to our Annual Meeting will be voted as you direct. If you do not specify how you want your shares voted, they will be voted:

▪	FOR the election of the three director nominees;

▪	FOR the nonbinding advisory approval vote of our executive compensation program;

▪	FOR the adoption of majority vote requirement for directors in unopposed elections;

▪	FOR the adoption of the 2016 Omnibus Incentive Plan; and

▪	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2016.

Your shares will also be voted on any other matters presented for a vote at the Annual Meeting in accordance with the judgment of the persons acting under the proxies. You may revoke your proxy and change your vote at any time before the Annual Meeting by submitting a written notice to our corporate secretary, by mailing a later-dated and properly executed proxy, or by voting in person at the Annual Meeting.

Independent Tabulator

We have appointed Wells Fargo Shareowner Services (Wells Fargo) as our independent tabulator to receive and tabulate all votes cast at the Annual Meeting. Wells Fargo will determine whether a quorum is present.

Independent Inspector of Election

We have appointed Cydni J. Waldner, of Hawley Troxell Ennis & Hawley LLP, as our independent inspector of election to certify the vote results.

A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting are present in person or by proxy. Abstentions and broker nonvotes will be treated as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A broker nonvote occurs when a broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. The table set forth on page 2 of this proxy statement illustrates how abstentions and broker nonvotes will be counted.

Proxy Solicitation
Our board of directors is soliciting your proxy. We do not intend to retain a proxy solicitor; however, our employees and directors may solicit proxies by mail, telephone, email, or in person. Our employees and directors will not receive additional compensation for these activities and the entire cost of this solicitation will be borne by us.

Householding of Annual Meeting Materials
Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement and Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you contact the Broadridge Householding Department at the following address:
Broadridge Householding Department
51 Mercedes Way
Edgewood, NY 11717
Toll-Free Number: 1-800-542-1061

If you want to receive separate copies of our proxy statements and annual reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact the Broadridge Householding Department at the address and phone number shown.

Shareholder Proposals for Inclusion in Next Year's Proxy Statement
According to SEC rules, to be considered for inclusion in next year's proxy statement, our corporate secretary must receive shareholder proposals at the address shown below not later than December 28, 2016.
Boise Cascade Company
Attention: Corporate Secretary
1111 West Jefferson Street, Suite 300
Boise, ID 83702
Additionally, our bylaws require that our corporate secretary must receive notice of any nominations for director or other business a shareholder proposes to bring before our next annual meeting no earlier than December 28, 2016, and no later than January 27, 2017.
Please refer to Article II, Section 11 of our bylaws for an outline of the information a shareholders' notice must include regarding director-nominees and other business to be brought before a shareholders' meeting.
You may view a complete copy of our bylaws by visiting our website at www.bc.com and selecting Investors, Leadership and Governance and then Bylaws.

If You Plan to Attend

If you plan to attend the Annual Meeting in person, please bring photo identification, as well as your Notice of Annual Meeting of Shareholders; your brokerage statement reflecting your Boise Cascade common stock; a copy of the voting instruction card provided by your bank, broker, trustee, or nominee; or similar evidence of share ownership as of the Record Date.

PROPOSALS TO BE VOTED ON

Proposal No. 1 - Election of Three Directors

Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The director members of, and the term expiration dates for, each class are:

Class	Director Members	Term Expiration Date

I	Duane C. McDougall	2017 annual shareholders' meeting
Thomas E. Carlile
Kristopher J. Matula

II	Thomas K. Corrick	2018 annual shareholders' meeting
Richard H. Fleming
Mack L. Hogans
Christopher J. McGowan

III	Karen E. Gowland	2016 annual shareholders' meeting
David H. Hannah
Steven C. Cooper

At each succeeding annual shareholders' meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation, or removal.
Nominees

Three nominees, Ms. Gowland and Messrs. Cooper and Hannah, are standing for election as directors at the Annual Meeting to hold office for three-year terms, expiring in 2019.

Your shares will be voted according to your instructions. If you do not provide voting instructions, your broker may not vote on this matter. To be elected to our board of directors in 2016, the director-nominees must receive a plurality of the votes cast by our shareholders present in person or by proxy and entitled to vote. (Proposal No. 3 would change this standard to a majority of votes in unopposed elections starting in 2017.)
The three director-nominees have confirmed their availability for election. If any of the director-nominees become unavailable to serve as a director for any reason prior to the Annual Meeting, our board of directors may substitute another person as a director nominee. In that case, your shares will be voted FOR the substitute director nominee.

Additional information follows for the three director-nominees and the directors continuing in office, particularly concerning their business experience and qualifications, as well as attributes and skills that led our board to conclude that person should serve as a director of the Company. During the past ten years, none of our directors has been a party to any legal or bankruptcy proceedings reportable under SEC rules.

Our board of directors unanimously recommends shareholders vote FOR Ms. Gowland and Messrs. Cooper and Hannah, our three director nominees.

Nominee Directors
Steven C. Cooper, 53 - Nominee
Mr. Cooper became one of our directors in February 2015 and currently serves as a member of our audit committee.

Business Experience
Mr. Cooper is currently a director and chief executive officer of TrueBlue, Inc., a New York Stock Exchange-listed company based in Tacoma, Washington. TrueBlue is a global supplier of specialized workforce solutions placing 750,000 people annually in more than 130,000 businesses. TrueBlue has been repeatedly recognized as one of Forbes Magazine’s “Most Trustworthy Companies” for its solid corporate governance and accounting transparency. Prior to joining TrueBlue in 1999, Mr. Cooper held various professional positions at Arthur Andersen, Albertsons, and Deloitte.

Education

▪	B.A. in business administration, Idaho State University

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	TrueBlue, Inc.

Attributes and skills that led our board to conclude Mr. Cooper should serve as a director of the Company

▪
Experience as a chief executive officer and director provides insight on strategic and operational issues and valuable business knowledge. Also provides strong accounting and financial expertise and experience in workforce management to our board.

Karen E. Gowland, 57 - Nominee

Ms. Gowland became one of our directors in January 2014 and currently serves as the chair of the compensation committee and as a member of our corporate governance and nominating committee.
Business Experience
Before her retirement in March 2014, Ms. Gowland was the senior vice president, general counsel and corporate secretary for Boise Inc. from August 2010 until its acquisition by Packaging Corporation of America in late 2013. Boise Inc. was a manufacturer of a wide variety of packaging and paper products. From February 2008 to July 2010, she served as Boise Inc.'s vice president, general counsel and secretary. From October 2004 to February 2008, Ms. Gowland served as vice president, general counsel and corporate secretary of Boise Cascade, L.L.C. During her 30 years in the forest products industry, Ms. Gowland held various legal and compliance positions, which included over 15 years of experience as a corporate secretary for various public and private entities in the forest products industry.

Education

▪	B.S. in accounting, University of Idaho

▪	J.D., University of Idaho

Attributes and skills that led our board to conclude Ms. Gowland should serve as a director of the Company

Has relevant industry and company experience and provides strong corporate governance and compliance skills to our board of directors.

David H. Hannah, 64 - Nominee

Mr. Hannah became one of our directors in November 2014 and currently serves as a member of our compensation and corporate governance and nominating committees.
Business Experience
Mr. Hannah is executive chairman of Reliance Steel & Aluminum Co., a New York Stock Exchange, Fortune 500 company, based in Los Angeles, California. Reliance is the largest operator of metals service centers in North America, with over 300 locations in 39 states. Reliance also operates in 12 foreign countries. Prior to joining Reliance in 1981, Mr. Hannah held various professional positions at Ernst & Whinney, a predecessor firm to Ernst & Young, LLP. Mr. Hannah is a certified public accountant.

Education

▪	B.S. in finance and accounting, University of Southern California

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	Reliance Steel & Aluminum Co.

Attributes and skills that led our board to conclude Mr. Hannah should serve as a director of the Company

▪
Experience as a chief executive officer of a major products distribution company provides valuable insight on operational and industry issues. Also provides strong accounting and financial expertise to our board.

Directors Continuing in Office

Thomas E. Carlile, 64

Mr. Carlile began serving as board chairman in March 2015 and has been one of our directors since our initial public offering in February 2013 and was a director of our former parent company from 2009-2013.
Business Experience
Before his retirement in 2015, Mr. Carlile served as the Company’s chief executive officer from 2009 to 2015, and as a director of Boise Cascade Holdings, L.L.C. from August 2009 until its dissolution in September 2014. He became a Boise Cascade Company director in February 2013, in connection with our initial public offering, and board chairman in March 2015. Mr. Carlile previously served as our executive vice president and chief financial officer from February 2008 to August 2009, following the divestiture of our paper and packaging businesses. From October 2004 to January 2008, he served as our senior vice president and chief financial officer.

Education

▪	B.S. in accounting, Boise State University

▪	Stanford Executive Program

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	IDACORP, Inc.

Attributes and skills that led our board to conclude Mr. Carlile should serve as a director of the Company

▪
Position as former chief executive officer with 42 years' experience with the Company and its predecessors allows him to advise the board of directors on operational and industry matters affecting the Company.

Thomas K. Corrick, 60

Mr. Corrick became one of our directors in February 2016.
Business Experience
Mr. Corrick has served as our chief executive officer since March 7, 2015. Prior to that he served in various roles including as our chief operating officer, our executive vice president of our Wood Products segment, senior vice president of engineered wood products in our Wood Products segment, and various other management and financial positions.
Education

▪	B.B.A., Texas Christian University, Fort Worth, Texas

▪	MBA, Texas Christian University, Fort Worth, Texas

Attributes and skills that led our board to conclude Mr. Corrick should serve as a director of the Company

•	Over 32 years of experience with the Company and its predecessor enables Mr. Corrick to provide valuable insight on the Company, its culture, and the governance and financial controls in the Company.

•	As chief executive officer, he is also able to provide operational and financial information important to board discussions.

Richard H. Fleming, 68

Mr. Fleming became one of our directors in February 2013 in connection with our initial public offering and currently serves as a member of our audit committee.
Business Experience
Mr. Fleming was the executive vice president and chief financial officer of USG Corporation from 1999 until his retirement in 2012. USG is a leading manufacturer and distributor of high performance building systems for the construction and remodeling industries. Prior to joining USG, Mr. Fleming was employed by Masonite Corporation, which was acquired by USG in 1984. During his 39-year career with Masonite and USG, Mr. Fleming held various operating and finance positions and was USG's chief financial officer for approximately 18 years.

Education

▪	B.S. in economics, University of the Pacific, Stockton, CA

▪	MBA with finance specialization, Tuck School of Business at Dartmouth College

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	Columbus McKinnon Corporation

Attributes and skills that led our board to conclude Mr. Fleming should serve as a director of the Company

▪	Provides strong financial skills to our board of directors and has relevant industry experience.

Mack L. Hogans, 67

Mr. Hogans became one of our directors in July 2014 and currently serves as the chair of our corporate governance and nominating committee and as our lead independent director.

Business Experience
Mr. Hogans was senior vice president of corporate affairs with Weyerhaeuser Company until his retirement in 2004. Weyerhaeuser is one of the world’s largest private owners of timberlands and one of the largest manufacturers of wood and cellulose fibers products. Mr. Hogans currently operates a consulting services business. Prior to joining Weyerhaeuser in 1979, Mr. Hogans was employed by the U.S. Forest Service, Maryland National Capital Parks & Planning Commission, and the National Park Service.

Education

•	B.S. in forestry and natural resources, University of Michigan

•	M.S. in forest resources, University of Washington

•	Graduate of Stanford University Graduate School of Business Executive Program (SEP)

Attributes and skills that led our board to conclude Mr. Hogans should serve as a director of the Company

•	Has relevant industry experience and provides strong corporate governance and compliance skills to our board of directors.

Kristopher J. Matula, 53

Mr. Matula became one of our directors in July 2014 and currently serves as a member of our compensation committee.

Business Experience
Mr. Matula retired from Buckeye Technologies Inc. in 2012, where he served as president and chief operating officer and a director. He is currently a private consultant. Buckeye, a large, publicly traded producer of cellulose-based specialty products, was acquired by Georgia-Pacific in 2013. During his career at Buckeye, Mr. Matula also served as chief financial officer and head of Buckeye’s nonwovens business. Prior to joining Buckeye in 1994, Mr. Matula was employed by Procter & Gamble Company.

Education

•	B.S. in mechanical engineering, Purdue University

•	M.S. in aerospace engineering, University of Cincinnati

•	M.B.A. in finance and production, University of Chicago Graduate School of Business

Prior directorships held during past five years at any public company or registered investment company

•	Buckeye Technologies Inc.

Attributes and skills that led our board to conclude Mr. Matula should serve as a director of the Company

▪	Has relevant industry experience and provides strong corporate governance and compliance skills to our board of directors.

Duane C. McDougall, 64

Mr. McDougall has been one of our directors since our February 2013 initial public offering. He served as board chairman from February 2013 until March 2015. Prior to February 2013, he was a director of our former parent company from 2005 until 2014.

Business Experience
Mr. McDougall was the board chairman of Boise Cascade Holdings, L.L.C. from December 2008, and also a director of Boise Cascade Holdings, L.L.C. from 2005 until its dissolution in September 2014. He became a Boise Cascade Company director and board chairman in February 2013 in connection with our initial public offering. Mr. McDougall also served as chief executive officer of Boise Cascade, L.L.C. from December 2008 to August 2009. Prior to joining our company, Mr. McDougall was president and chief executive officer of Willamette Industries, an international paper and forest products company, until its sale in 2002. During his 23-year career with Willamette, Mr. McDougall held numerous operating and finance positions before becoming president and chief executive officer.

Education

▪	B.S. in accounting, Oregon State University

▪	University of Virginia Darden Executive Program

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	The Greenbrier Companies, Inc.

Prior directorships held during past five years at any public company or registered investment company

▪	Cascade Corporation

▪	West Coast Bancorp

▪	StanCorp Financial Group

Attributes and skills that led our board to conclude Mr. McDougall should serve as a director of the Company

▪
Experience as a chief executive officer of a major forest products company provides our board of directors with valuable insight on operational and industry issues. Also provides strong accounting and financial expertise to our board.

Christopher J. McGowan, 44

Mr. McGowan has been one of our directors since our February 2013 initial public offering and currently serves as the chair of our audit committee. Prior to February 2013, he was a director of our former parent company from 2004 to 2013.
Business Experience
Mr. McGowan served as one of Boise Cascade Holdings, L.L.C.’s directors from October 2004 until its dissolution in September 2014. He became a Boise Cascade Company director in February 2013 in connection with our initial public offering. In August 2014, he became a general partner of CJMV-GMC-AHSS, L.P. (d/b/a Autism Home Support Services, Inc.). In 2012, Mr. McGowan served as a faculty adviser to The University of Chicago Booth School of Business and currently serves as an Adjunct Assistant Professor, Entrepreneur in Residence, and Senior Adviser there. In September 2011, he became a general partner of CJM Ventures, L.L.C. and OPTO Holdings, L.P. (d/b/a/ OPTO International, Inc.). From 1999 until 2011, he was employed by Madison Dearborn Partners, L.L.C. and served as a managing director concentrating on investments in the basic industries sector. Prior to joining Madison Dearborn, Mr. McGowan was with AEA Investors, Inc. and Morgan Stanley & Co. Incorporated.

Education

▪	B.A., Columbia University, Theoretical Mathematics

▪	M.B.A., Harvard Graduate School of Business

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	Cedar Capital, LLC (a registered investment adviser that operates registered investment companies)

Prior directorships held during past five years at any public company or registered investment company

▪	Smurfit Kappa Group Ltd. (formerly known as Jefferson Smurfit Group)

Attributes and skills that led our board to conclude Mr. McGowan should serve as a director of the Company

▪	Provides strong financial and governance skills to our board of directors.

Proposal No. 2 - Advisory Approval of Our Executive Compensation Program
We are providing our shareholders with the opportunity to cast a nonbinding advisory vote regarding the compensation of our named executive officers. Our compensation philosophy is designed to emphasize a focus on total compensation, with a large portion of our named executive officers' pay being performance-based and considered variable, "at risk," and aligned with shareholder interests. We seek to pay for performance so that we can recruit and retain the talented employees necessary to drive superior financial and operational results. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture.

Shareholders are urged to read the Compensation Discussion and Analysis section in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The compensation committee and our board of directors believe these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals. Our board of directors has determined the best way to allow shareholders to vote on our executive compensation program is through the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement, is hereby APPROVED.
Your vote is important to us. Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders' preferences and take them into account in making future determinations concerning our executive compensation program.
Our board of directors unanimously recommends shareholders vote, on a nonbinding advisory basis, FOR the approval of the resolution set forth above approving the overall executive compensation policies and procedures employed by us for our named executive officers.

Proposal No. 3 - Majority Voting for Directors in Unopposed Elections
We are providing our shareholders with the opportunity to vote to amend our Certificate of Incorporation to change the election standard for directors unopposed in an election from a plurality to a majority of shareholder votes. During 2015, our board engaged Morrow & Co., LLC (Morrow) to help the board evaluate a wide variety of governance issues and determined to submit in this proxy statement this change to a majority vote of shareholders with a recommendation to shareholders for its approval. During the year, we received inquiries from shareholders representing the United Brotherhood of Carpenters Pension Fund and the California State Teachers' Pension Fund on this matter. The board passed the following resolution regarding majority voting:
Resolved, that the Company submit for a shareholder vote a revision to the first sentence of Article Six, Section 4 of the Company’s Certificate of Incorporation, as follows:
Section 4. Election and Term of Office. The directors in an uncontested election shall be elected by an affirmative vote of the majority of the votes of the shares present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of directors. The directors in a contested election shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of directors. (The remaining portion of Article Six, Section 4 to remain unchanged.)

This change to our Certificate of Incorporation requires a favorable vote of the majority of the shares outstanding.

Our board of directors unanimously recommends shareholders vote FOR the approval to change the election standard for directors unopposed in an election from a plurality to a majority of shareholder votes in our Certificate of Incorporation.

Proposal No. 4 - Approval of the 2016 Boise Cascade Omnibus Incentive Plan
We are asking our shareholders to approve the 2016 Boise Cascade Omnibus Incentive Plan. Shortly before the Company's initial public offering in February 2013, our board adopted the 2013 Omnibus Incentive Plan under which the Company has been awarding cash and equity incentives. Since our initial public offering, the Company has been relying on an exemption under Section 162(m) of the Internal Revenue Code (Section 162(m)) applicable to publicly held companies during a transition period following their initial public offerings. During this transition period, the Company was exempt from the limitations of Section 162(m) to the extent that compensation was paid or certain compensation was granted pursuant to the 2013 Omnibus Incentive Plan. However, the transition period under Section 162(m) will expire at the Company’s 2017 annual meeting of stockholders.

While the 2013 Omnibus Incentive Plan still has over 2 million shares remaining available and the Company is still within the three-year exemption for newly public companies, the board engaged Frederic W. Cook & Co., Inc. to help structure a plan for adoption in 2016 to position the Company to be able to continue to utilize Section 162(m)’s performance-based compensation exception and to enable our shareholders to evaluate and approve a plan that we believe reflects best governance practices as discussed below. Stockholder approval of the 2016 Omnibus Incentive Plan will enable us to grant awards under the 2016 Omnibus Incentive Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m). Section 162(m) disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation paid to a covered employee exceeds $1 million. However, qualified “performance-based compensation” is not subject to this deduction limitation. Stockholder approval of the criteria for performance goals, eligible participants, and maximum award amounts under the 2016 Omnibus Incentive Plan is required for the awards to satisfy the requirements of Section 162(m). Approval of the 2016 Omnibus Incentive Plan will satisfy this stockholder approval requirement.

The following discussion summarizes some of the key provisions of the plan. A full copy of the 2016 Omnibus Incentive Plan can be found at the end of this proxy statement as Appendix A.

Purposes of the 2016 Omnibus Incentive Plan

As discussed in the Compensation Discussion and Analysis, our short- and long-term incentive plans implement an important part of our compensation philosophy regarding paying for performance. The awards also help us remain competitive in attracting and retaining the employees needed for the future growth and success of our Company. The 2016 Omnibus Incentive Plan was designed to maximize the alignment of interests shared by management and shareholders and corporate governance best practices.
Highlights of 2016 Omnibus Incentive Plan and Key Corporate Governance Provisions
We believe the 2016 Omnibus Incentive Plan will promote the interests of our shareholders and is consistent with good governance principles, including the following:

•
Awards under the 2016 Omnibus Incentive Plan will continue to be administered by our compensation committee (Section 4.2) which is comprised entirely of independent directors who meet SEC and NYSE independence standards.

•	Annual awards to non-employee directors are limited. The value of shares and cash awarded to a single, non-employee director during a calendar year may not exceed $450,000 (Section 3.3).

•	Repricing of options and stock appreciation rights is prohibited without shareholder approval (Section 5.3).

•	Dividends or dividend equivalents payable in connection with performance-based awards are subject to the same restrictions and risk of forfeiture as the underlying award.

•
With respect to "covered employees" within the meaning of Section 162(m), the compensation committee may not adjust performance-based awards intended to qualify under Section 162(m) upwards and may not waive the achievement of the applicable performance goals except in the case of death, disability or special circumstances (Section 10.3).

•
The plan limits grants to any participant during any 12-month period to no more than 500,000 shares with respect to options or stock appreciation rights and 500,000 shares that can be earned pursuant to full value awards that are intended to comply with the performance-based exemption under Section 162(m). In addition, during any calendar year, no participant may be granted a qualified performance-based award that is denominated in cash under which more than $5,000,000 may be earned for each 12 months in the performance period. The awards are doubled with respect to awards that may be granted to a participant during the first year in which the participant commences employment with the Company (Section 10.5).

•	Awards granted under the plan have a "double trigger" in the event of a change in control (Section 11.1).

•	Awards are subject to recoupment (being clawed back) under the Company's clawback policy and, as required by law, including the Dodd Frank Act once the applicable SEC rules are in effect.

•	The 2016 Omnibus Incentive Plan also prohibits the liberal recycling of options and stock appreciation rights.
Shares Available for Issuance
The maximum number of shares that may be issued pursuant to awards granted under the 2016 Omnibus Incentive Plan is 3,700,000 which amount shall be reduced by one (1) share for every one (1) share granted under the 2013 Omnibus Incentive Plan after December 31, 2015 and prior to the effective date of the 2016 Omnibus Incentive Plan. The plan will become effective upon obtaining shareholder approval (Section 13.13). Each share issued under the plan, regardless of the form of the share, will reduce the 3,700,000 share reserve by one share. After the effective date of the 2016 Omnibus Incentive Plan, no awards may be granted under the 2013 Omnibus Incentive Plan.
Recycling Share Rules (Section 3.1(a))
Shares subject to:

(1)	an award that is forfeited,

(2)	an award that expires or otherwise terminates without issuance of shares, or
(3)    an award settled for cash (in whole or in part) or that otherwise does not result in the issuance of all or a portion of the shares subject to the award are added to the shares available for grant under the 2016 Omnibus Incentive Plan. In addition, after December 31, 2015, if shares subject to an award are forfeited, an award under the 2013 Omnibus Incentive Plan expires or otherwise terminates without issuance of such shares, or an award under that plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the shares subject to such award, then the shares subject to the award or awards under the 2013 Omnibus Incentive Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the shares available for grant under the 2016 Omnibus Incentive Plan on a one-for-one basis.
In the event that any withholding tax liabilities arising from an award other than an option or stock appreciation right are satisfied by the tendering or withholding of shares, then in each such case the shares so tendered or withheld will be added to the shares available for grant on a one-for-one basis. In the event that after December 31, 2015, any withholding tax liabilities arising from awards other than options or stock appreciation rights granted under the 2013 Omnibus Incentive Plan are satisfied by the tendering or withholding of shares, then in each such case the shares so tendered or withheld will be added to the shares available for grant on a one-for-one basis. Notwithstanding anything to the contrary contained herein, the following shares will not be added to the shares authorized for grant under the plan: (i) shares tendered or withheld in payment of the purchase price or to satisfy any tax withholding obligation with respect to an option or stock appreciation right, or after December 31, 2015, an option or stock appreciation right under the 2013 Omnibus Incentive Plan; (ii) shares subject to a stock appreciation right or, after December 31, 2015, a stock appreciation right under the 2013 Omnibus Incentive Plan that are not issued in connection with its stock settlement on exercise thereof; and (iii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options or, after December 31, 2015, options under the 2013 Omnibus Incentive Plan.

Section 162(m) and Performance Measures
Certain performance awards under the 2016 Omnibus Incentive Plan may constitute performance-based compensation and, as such, would be exempt from Section 162(m)'s $1 million limitation on deductible compensation. Pursuant to Section 162(m), the Company ordinarily may not deduct compensation of more than $1 million that is paid to certain “covered employees.” Generally, a "covered employee" is any individual who, on the last day of the taxable year, is our principal executive officer or an employee whose total compensation for the tax year, is required to be reported to shareholders because he or she is among the three highest compensated officers for the tax year, other than the principal executive officer or principal financial officer. The limitation on deductions does not apply, however, to qualified “performance-based compensation.” One of the requirements of performance-based compensation for purposes of Section 162(m) is that the material items of the performance goals under which compensation may be paid be disclosed to and approved by shareholders. For purposes of Section 162(m), the material terms include the employees eligible to receive compensation, a description of the business criteria on which the performance goal is based, and the maximum amount of compensation that can be paid to than employee under the performance goal. The compensation committee may not adjust Section 162(m) qualified, performance-based awards upwards but retains the discretion to adjust them downwards. Nothing in the 2016 Omnibus Incentive Plan, however, prohibits the compensation committee from granting awards that do not qualify for the tax deductibility under Section 162(m) and the ultimate determiner of tax deductibility under Section 162(m) is the Internal Revenue Service. The compensation committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing the Company’s named executive officers with competitive and adequate incentives to remain with and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the compensation committee’s decisions. The compensation committee may from time to time pay compensation to our executive officers that may not be deductible for federal income tax purposes if consistent with our executive compensation philosophy and objectives.
Under the 2016 Omnibus Incentive Plan, any performance goals applicable to awards, other than options and Stock Appreciation Rights (SARs), intended to qualify as “performance-based compensation” under Section 162(m) will be based on one or more of the following measures set out in more detail in Section 10.2:

•	Sales (including comparable sales), net sales, or return on sales;

•	Revenue, net revenue, product revenue or system-wide revenue (including growth of such revenue measures);

•
Operating income (before or after taxes), pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus), earnings or loss per share, or net income or loss (before or after taxes);

•	Return on equity, total stockholder return, return on assets or net assets;

•	Appreciation in and/or maintenance of the price of the shares or any other publicly traded securities of the Company;

•	Market share;

•
Gross profits, gross or net profit margin, gross profit growth, net operating profit (before or after taxes), operating earnings, or earnings or losses or net earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization);

•	Economic value-added models or equivalent metrics;

•	Comparisons with various stock market indices;

•	Reductions in costs, cash flow (including operating cash flow and free cash flow) or cash flow per share (before or after dividends);

•	Return on capital (including return on total capital, pre-tax return on net working capital, or return on invested capital), cash flow return on investment, or cash flow return on capital;

•
Improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable, general and administrative expense savings, inventory control, operating margin, or gross margin;

•	Year-end cash, cash margin, debt reduction, stockholders equity, operating efficiencies, or cost reductions or savings;

•
Market share, customer satisfaction, customer growth, employee satisfaction, productivity or productivity ratios, regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)), strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors), supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products), or co-development, co-marketing, profit sharing, joint venture or other similar arrangements);

•
Financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; debt level year-end cash position, book value, factoring transactions, competitive market metrics, timely completion of new product roll-outs, timely launch of new facilities (such as new operational openings, gross or net), sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions), or royalty income; or

•
Implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets; factoring transactions; and recruiting and maintaining personnel.

The compensation committee may provide for exclusion of the impact of an event or occurrence which the compensation committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequent or non-recurring charges or events, (b) asset write-downs, (c) significant litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) any reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles (GAAP), or (j) the effect of changes in other laws or regulatory rules affecting reporting results. Such performance goals (and any exclusions) will be set by the compensation committee prior to the earlier of (a) 90 days after the commencement of the applicable Performance Period and the expiration of 25% of the Performance Period; and (b) otherwise comply with the requirements of, Section 162(m) and the regulations under Section 162(m) that otherwise limit the deductible compensation to $1 million.

Subject to certain equitable adjustments as provided in the plan, no participant may be granted (i) options or SARs during any 12-month period with respect to more than 500,000 shares; and (ii) awards other than options or SARs during any calendar year that are intended to comply with the performance-based exception under Section 162(m) and are denominated in shares under which more than 500,000 shares may be earned for each 12 months in the vesting period or performance period. During any calendar year no participant may be granted performance awards that are intended to comply with the performance-based exception under Section 162(m) and are denominated in cash under which more than $5,000,000 may be earned for each 12 months in the performance period. Each of these limitations will be multiplied by two with respect to awards granted to a participant during the first calendar year in which the participant commences employment with the Company and its subsidiaries. If an award is canceled, the canceled award will continue to be counted toward the applicable limitation.

Director Limit
The aggregate amount of all compensation granted to any non-employee director during any calendar year of the Company, including any awards (based on grant date fair value computed as of the date of grant in accordance with applicable financial accounting rules) and any cash retainer or meeting fee paid or provided for service on the board or any committee thereof, or any award granted in lieu of any such cash retainer or meeting fee, will not exceed $450,000.

Change in Control and Double Trigger
In the event of a change in control (as defined in the 2016 Omnibus Incentive Plan) in Boise Cascade, there is generally no trigger of the awards if the successor company continues, assumes or substitutes other grants for outstanding awards. In the event of a change in control, the compensation committee has the right to cancel and/or terminate without payment any out-of-the-money options and Stock Appreciation Rights (SARs) and pay out performance awards considered to be earned under the terms of the plan. However, if within two years following the change in control, the participant terminates employment then under the terms specified in the applicable award agreement:

•
Options and SARs outstanding as of the date of the termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the award agreement);

•
The restrictions, limitations and other conditions applicable to restricted stock and restricted stock units outstanding as of the date of such termination of employment will lapse and the restricted stock and restricted stock units shall become free of all restrictions, limitations and conditions and become fully vested; and

•
The restrictions, limitations and other conditions applicable to any other share-based awards shall lapse, and such other share-based awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

Types of Awards and Class of Eligible Participants
The 2016 Omnibus Incentive Plan provides for the award to employees, directors, and consultants of the Company of options, restricted stock, restricted stock units, SARs, performance awards (which may take the form of performance cash, performance units or performance shares) and other awards. Subject to the terms of the plan, the compensation committee has discretion to determine the form of the award, the amount of the award, and the terms and conditions under which the award is granted. Under no circumstances may the compensation committee award options or grants in excess of the share pool then available.

As of March 1, 2016, 9 non-employee directors, 12 company officers and 90 senior managers in our Company would be eligible to participate in the 2016 Omnibus Incentive Plan.

Stock Options

Stock options may be either nonqualified stock options or incentive stock options. The option exercise price may not be less than 100% of the Fair Market Value of a share on the date of the grant. The exercise term of a stock option cannot exceed ten years. The terms and conditions of the option, including the number of shares to which the option pertains, its exercise price, vesting, and expiration are determined by the compensation committee and set forth in an award document.

Stock Appreciation Rights (SARs)

Freestanding and tandem SARs, or a combination thereof may be granted to participants. An SAR may not have a term greater than ten years. The terms and conditions (including exercise price), vesting, expiration, and exercisability are determined by the compensation committee and set forth in an award document. The compensation committee also determines whether payment on exercise of an SAR is made in cash, in whole shares, or in any combination thereof.

Restricted Stock and Restricted Stock Units (RSUs)

Restricted stock and RSUs may be granted to participants. The terms and conditions, including the period of restriction and the number of shares or units granted, are determined by the compensation committee and set forth in an award document. The restrictions may be based upon such factors as achievement of specific performance goals and/or time-based restrictions on vesting. Restricted stock or RSUs will be forfeited to the extent that a participant fails to satisfy the applicable conditions to lift the restrictions. Generally, but subject to the discretion of the compensation committee, a participant holding restricted stock has, during the period of restriction, the right to vote the shares and will be credited with dividends. Participants awarded RSUs are not entitled to voting rights but are entitled to dividends. Dividends payable on restricted stock or RSUs will be subject to the restrictions and risk of forfeiture to the same extent of the underlying award and will not be paid until the restrictions and risk of forfeiture lapse.

Other Share-Based Awards

The compensation committee has discretion to grant other awards of shares or other awards valued in whole or in part by reference to shares or other property. That discretion includes granting deferred stock units. The terms and conditions, including exercise price, vesting, and expiration are determined by the compensation committee and set forth in an award document.

Performance Awards

The compensation committee has discretion to grant performance awards in the form of performance cash, performance shares or performance units. The performance goals to be achieved for each Performance Period shall be conclusively determined by the compensation committee as described under “Section 162(m) and Performance Measures.” Performance awards will be distributed only after the end of the relevant Performance Period. The terms and conditions, including dividend equivalents, are determined by the compensation committee and set forth in an award document.

Dilution Under the 2013 and 2016 Omnibus Plans
The following includes aggregated information regarding the overhang and dilution associated with the 2013 Omnibus Incentive Plan and the potential shareholder dilution that would result if the 2016 Omnibus Incentive Plan is approved. This information is as of December 31, 2015. As of that date, there were approximately 38,825,687 shares of common stock outstanding:

•	Outstanding full-value awards (restricted stock units and performance stock units): 351,719 shares (0.8% of our fully-diluted shares outstanding);

•
Outstanding stock options: 117,282 shares (0.3% of our fully-diluted shares outstanding) (outstanding stock options have a weighted average exercise price of $27.19 and a weighted average remaining term of 6.3 years);

•
Total shares of common stock subject to outstanding awards, as described above (restricted stock units, performance stock units and stock options): 469,001 shares (1.1% of our fully-diluted shares outstanding);

•	Total shares of common stock available for future awards under the 2013 Omnibus Incentive Plan: 2,426,903 shares (5.8% of our fully-diluted shares outstanding);

•
The total number of shares of common stock subject to outstanding awards (469,001 shares), plus the total number of shares available for future awards under the 2013 Omnibus Incentive Plan (2,426,903 shares), represents a current fully-diluted overhang percentage of 6.9% (in other words, the potential dilution of our stockholders represented by the 2013 Omnibus Incentive Plan); and

•
If the 2016 Omnibus Incentive Plan is approved, the total shares of common stock subject to outstanding awards as of December 31, 2015 (469,001 shares), plus the proposed shares available for issuance under the 2016 Omnibus Incentive Plan (3,700,000 shares), represent a total fully-diluted overhang of 4,169,001 shares (9.7%) under the 2016 Omnibus Incentive Plan.

Based on the closing price on the New York Stock Exchange for our common stock on March 7, 2016, of $17.26 per share, the aggregate market value as of that date of the 3,700,000 shares of common stock proposed under the 2016 Omnibus Incentive Plan was $63.9 million.

In 2013 through 2015, we granted awards under the 2013 Omnibus Incentive Plan as follows:

	Equity Compensation Usage
	2015	2014	2013	3-Year Avg.

Options	—	—	161,257	53,752
RSUs & target PSUs	256,803	229,189	104,285	196,759
Gross Grants	256,803	229,189	265,542	250,511
Gross Usage (% Outstanding)	0.65%	0.58%	0.66%	0.63%
Weighted Average Shares Outstanding	39,239,000	39,412,000	40,203,000	39,618,000

In determining the number of shares to request for approval under the 2016 Omnibus Incentive Plan, our management team worked with Frederic Cook, the compensation committee's independent compensation consultant, and the compensation committee to evaluate a number of factors including criteria expected to be utilized by proxy advisory firms in evaluating our proposal for the 2016 Omnibus Incentive Plan.

If the 2016 Omnibus Incentive Plan is approved, we intend to utilize the shares authorized under the 2016 Omnibus Incentive Plan to continue our practice of incenting key individuals through annual equity grants. Our compensation committee would retain full discretion under the 2016 Omnibus Incentive Plan to determine the number and amount of awards to be granted under the 2016 Omnibus Incentive Plan, subject to the terms of the 2016 Omnibus Incentive Plan, and future benefits that may be received by participants under the 2016 Omnibus Incentive Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices since our initial public offering. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

Clawback of Awards
At its February 2016 meeting, our board adopted a clawback policy whereby any participant in our incentive plans is subject to having all or part of any future incentive clawed back if the participant was involved in intentional misconduct that led to a restatement of earnings that would also have resulted in a lower incentive payout for the participant. Since becoming a public company in 2013, the Company's grants have contained a provision allowing for a clawback either adopted by the Company or a regulatory body so this policy applies to all current, outstanding grants.

Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to awards made pursuant to our 2016 Omnibus Incentive Plan are technical and reasonable persons may differ on the proper interpretation of the rules. The applicable statutory and regulatory provisions are subject to change, as are their interpretations and applications, which may also vary in individual circumstances. The following discussion is designed to provide only a brief, general summary description of the federal income tax consequences associated with the awards, based on a good faith interpretation of the current federal income tax laws.

Nonqualified Stock Options (NQSOs). An optionee does not recognize taxable income upon the grant of an NQSO. Upon the exercise of such a stock option, the optionee recognizes ordinary income to the extent the Fair Market Value of the shares received upon exercise of the NQSO on the date of exercise exceeds the exercise price. We will receive an income tax deduction in an amount equal to the ordinary income that the optionee recognizes upon the exercise of the stock option.

Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (a) freely transferable; or (b) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the Fair Market Value of the shares less the cash, if any, paid for the shares. A participant may elect to recognize income at the time of grant of restricted stock in an amount equal to the Fair Market Value of the restricted stock (less any cash paid for the shares) on the date of the award. We will receive a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).
SARs. A participant who exercises a SAR will recognize ordinary income upon the exercise equal to the amount of cash and the Fair Market Value of any shares received on as a result of the exercise. We will receive an income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the SAR.
Other Awards. In the case of an award of restricted stock units (RSUs), performance share units (PSUs), or cash, the participant would generally recognize ordinary income in an amount equal to any cash received and the Fair Market Value of any shares received on the date of payment. In that taxable year, we would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.
Section 409A. Section 409A of the Internal Revenue Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of income for tax purposes along with an additional tax equal to 20% of the amount included in income, and interest on deemed underpayments in certain circumstances. While certain awards under the 2016 Omnibus Incentive Plan could be subject to Section 409A, the 2016 Omnibus Incentive Plan has been drafted to comply with the requirements of Section 409A, where applicable.
Administration
The 2016 Omnibus Incentive Plan is administered by the compensation committee. The compensation committee generally may delegate its power, authority and duties under the 2016 Omnibus Incentive Plan, except as prohibited by law. The compensation committee determines who among those eligible to participate in the 2016 Omnibus Incentive Plan will be granted awards, determines the amounts and types of awards to be granted, determines the terms and conditions of all awards, and construes and interprets the terms of the 2016 Omnibus Incentive Plan. Determinations of the compensation committee are final, binding, and conclusive.
Term of 2016 Omnibus Incentive Plan
The 2016 Omnibus Incentive Plan will be effective on the date of the approval of the plan by the shareholders. The plan will be null and void and of no effect if the shareholders do not approve the plan. Awards may be granted under the plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the plan, on which date the plan will expire except as to awards then outstanding under the plan. In no event may an incentive stock option be granted more than ten (10) years after the earlier of (i) the date of the adoption of the plan by the board, or (ii) the effective date of the plan. Such outstanding awards shall remain in effect until they have been exercised or terminated, or have expired.

Transferability of Awards
No award and no shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution. Awards under the plan may be exercised during the life of the participant only by the participant or the participant’s guardian or legal representative. However, the compensation committee may choose to allow a participant to assign or transfer an award without consideration ((i) to the participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings; (ii) to a trust for the benefit of one or more of the participant or the persons referred to in clause (i); (iii) to a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (i) are the only partners, members or shareholders; or (iv) for charitable donations; provided that such assignee is bound by and subject to all of the terms and conditions of the plan and the award agreement relating to the transferred award and executes an agreement satisfactory to the Company evidencing the obligations. Under all transfers, the participants remain bound by the terms and conditions of the 2016 Omnibus Incentive Plan.
Repricing Prohibition and Allowable Equitable Adjustments
Other than pursuant to an equitable adjustment as provided for in the plan, the Committee may not without the approval of the Company’s stockholders (a) lower the option price per share of an option or stock appreciation right after it is granted, (b) cancel an option or stock appreciation right when the option or base price per share exceeds the Fair Market Value of one share in exchange for cash or another award (other than in connection with a change in control), or (c) take any other action with respect to an option or stock appreciation right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares are traded.

In the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off, or similar transaction or other change in corporate structure affecting the shares or the value thereof, our compensation committee will make appropriate adjustments and other substitutions to the 2016 Omnibus Incentive Plan and to the awards under the plan in a manner the compensation committee deems equitable or appropriate. The compensation committee will take into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the plan, the limitations grant to individual participants under Section 10.5 of the plan (other than to awards denominated in cash), the maximum number of shares that may be issued pursuant to incentive stock options and, in the aggregate or to any participant, in the number, class, kind and option or exercise price of securities subject to outstanding awards granted under the plan (including, if the compensation committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company); provided, however, that the number of shares subject to any award shall always be a whole number.
Plan Benefits
No awards have been granted, and no specific plans have been made for the grant of future awards, under the 2016 Omnibus Incentive Plan. The amount and timing of all awards under the 2016 Omnibus Incentive Plan will be determined in the sole discretion of our compensation committee and therefore cannot be determined in advance. It is not possible to determine the amount or form of any award that will be granted to any individual in the future as there are many variables the compensation committee considers in granting equity awards. Although future grants under the 2016 Omnibus Incentive Plan are not determinable at this time, for illustrative purposes and not necessarily indicative of the shares that might be awarded under the 2016 Omnibus Incentive Plan, the table below sets forth the awards that were granted under the 2013 Omnibus Plan during 2015 to the current named executive officers, all executive officers as a group, all non-employee directors as a group and all non-executive officer employees as a group. The size of past awards is not necessarily indicative of the size of future awards but is illustrative to show potential dilution and share usage.

Name and Position	Target Dollar Value (1)	Number of RSUs		Number of PSUs
Thomas E. Carlile	—	—		—
Chief Executive Officer (2)

Thomas K. Corrick	$1,500,000	20,735		20,735
Chief Executive Officer and
Former Chief Operating Officer

Wayne M. Rancourt	$450,000	6,221		6,221
Executive Vice President,
Chief Financial Officer and
Treasurer

Nick Stokes	$450,000	6,221		6,221
Executive Vice President,
Building Materials Distribution

Dan Hutchinson	$450,000	6,221		6,221
Executive Vice President
Wood Products

John T. Sahlberg	$400,000	5,529		5,529
Senior Vice President
Human Resources, General
Counsel and Secretary

All Other Executive Officers	$700,000	9,676		9,676

All Non-Employee Directors	$745,000	20,599		—

All Non-Officer Employees	$4,665,000	67,251	(3)	61,722

(1)	The closing price of our common stock on the NYSE on February 25, 2015 was $36.17 per common share. The award units are divided evenly between PSUs and RSUs.

(2)	Mr. Carlile's retirement was scheduled for March 6, 2015, and he was not awarded any LTI for 2015.

(3)	New Hires and promoted employees who come into the plan mid-year were granted pro rata share of RSUs but no PSUs.
Our board of directors unanimously recommends shareholders vote FOR the approval of the 2016 Boise Cascade Omnibus Incentive Plan.

Proposal No. 5 - Ratification of Independent Accountant

The audit committee of our board of directors is responsible for the engagement of our independent auditor and has appointed KPMG LLP (KPMG) in that capacity, effective February 23, 2016.

Although ratification is not required by our bylaws or otherwise, our board of directors is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders' views on our independent registered public accounting firm and as a matter of good corporate practice. If the appointment of KPMG is not ratified, the audit committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without resubmitting the matter to shareholders. Even if the selection of KPMG is ratified, the audit committee may, in its sole discretion, change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our shareholders.

It is expected that one or more representatives of KPMG will be present at our Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.
For information on the services KPMG has provided for us, please refer to the following table:

2015
Audit Fees	$1,930,000
Audit-Related Fees	8,000
Tax Fees	63,005
All Other Fees	—
Total	$2,001,005

Our board of directors unanimously recommends shareholders vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2016.

CORPORATE GOVERNANCE
Code of Ethics for Our Board of Directors
We have adopted a Boise Cascade Company Code of Ethics (Code of Ethics) that applies to our directors and all of our employees. We have a toll-free reporting service available that permits employees to confidentially report violations of our Code of Ethics or other issues of significant concern. We have a direct email link to our board on our website by selecting Contact at the top of the page and then Board of Directors in the drop down box.
If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics by posting the required information on our website.
You may view a copy of our Code of Ethics by visiting our website at www.bc.com and selecting Investors at the bottom of the page, then Code of Ethics.

Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines (the Guidelines) to assist the board in exercising its responsibilities. The Guidelines reflect our board's commitment to monitor the effectiveness of policy and decision making, both at the board and management levels. Our board of directors believes the Guidelines will enhance our ability to achieve our goals and long-term success and will assist us in increasing shareholder value. The Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, including the Delaware General Corporation Law, our Certificate of Incorporation or bylaws, or the rules of the New York Stock Exchange (the NYSE). Our board of directors may modify the Guidelines from time to time on the recommendation of the corporate governance and nominating committee and as deemed appropriate by our board of directors.
You may view a complete copy of the Guidelines by visiting our website at www.bc.com and selecting Investors, then Leadership and Governance, and then Corporate Governance Guidelines.

Director Independence
Our directors believe board independence is important and is key for the board to function properly, allowing it to provide appropriate oversight and maintain managerial accountability.
We list our common stock on the NYSE. The NYSE rules require that a majority of our directors be independent from management and all members of our board committees be independent. For a director to be independent under the NYSE's rules, our board must determine affirmatively that he or she has no material relationship with us. Additionally, he or she cannot violate any of the bright line independence tests set forth in the NYSE listing rules that would prevent our board of directors from determining that he or she was independent. These rules contain heightened independence tests for members of our audit and compensation committees. Our board of directors will broadly consider all relevant facts and circumstances to determine the independence of any director, in accordance with the NYSE listing rules.
To assist in making this determination, our board adopted the NYSE's independence standards, including the NYSE listing rules and Rules 10A-3 and 10C-1 under the Exchange Act. For purposes of these standards, we include Boise Cascade Company and our consolidated subsidiaries.
Our board has determined that Ms. Gowland and Messrs. Cooper, Fleming, Hannah, Hogans, Matula, McDougall and McGowan are independent directors as defined under the NYSE's listing standards. These directors constitute a majority of our board of directors and represent all of our committee members. In making their determination, our board considered the relationships disclosed in the Related-Person/Party Transactions section below.
Additionally, our board of directors has determined that (i) each member of the audit committee meets the heightened independence standards for audit committee service under the NYSE listing rules and Rule 10A-3 under the Exchange Act; and (ii) each member of the compensation committee meets the heightened independence standards for compensation committee service under the NYSE listing rules and Rule 10C-1 under the Exchange Act.
Our board of directors and its committees can retain, at their sole discretion and at our expense, independent financial, legal, compensation, or other advisors to represent the independent interests of our board of directors or its committees.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors, and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.
Based on a review of such reports, we believe that during our last fiscal year, all Section 16(a) filing requirements were complied with, as applicable to our officers, directors and greater than ten percent beneficial owners.

Related-Person/Party Transactions
Family Relationships
No family relationships exist between any of our directors and executive officers.
Affiliated-Company Transactions
Mr. Cooper, one of our directors, is the president and chief executive officer of TrueBlue, Inc. (TrueBlue), an industrial staffing company. In 2015, the Company had commercial relationships with TrueBlue and its subsidiaries that amounted to approximately $282,000.
Policies and Procedures for Related-Person/Party Transactions
Our written policy regarding transactions with related persons requires that a "related person" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any "related person transaction" (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our board of directors. No related-person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors recuse themselves from any discussion or decision affecting their personal, business or professional interests. Our policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether to approve or ratify a related-person transaction, and we accordingly anticipate that these determinations will be made in accordance with Delaware law.

Role of Compensation Consultant

The compensation committee has retained Frederic Cook as its independent, compensation consultant to assist the committee in discharging its responsibilities. Prior to retaining Frederic Cook, the compensation committee considered that Frederic Cook does not provide any other services to the Company or its executive officers and determined that there was no conflict of interest according to the factors the compensation committee determined to be relevant including the independence factors enumerated by the NYSE.

Role of Board of Directors in Our Risk Management Processes

Our board of directors oversees the risk management activities designed and implemented by our management. The board of directors executes its oversight responsibility for risk management both directly and through its committees. The full board of directors also considers specific risk topics, including risks associated with our strategic plan, business operations, and capital structure. In addition, the board of directors receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.
Our board of directors delegates to the audit committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board of directors as appropriate, including when a matter rises to the level of a material- or enterprise-level risk.
Our internal audit department annually develops a risk-based audit plan that is reviewed with the audit committee, along with the results of internal audit reviews and activities. The internal audit department maintains a high level assessment of risks and controls for key operations, functions, processes, applications, and systems within the Company. The audit committee meets a number of times each year with our director of internal audit, our chief financial officer, and our controller.
We also have in place a number of independent assurance activities responsible for assessing whether our risk response activities are in place and working effectively. These assurance activities include, but are not limited to, corporate legal audits, corporate security, environmental audits, and safety audits.

Risk Analysis of Employee Compensation Policies and Practices

We reviewed our compensation policies and practices for our employees and determined these policies and practices do not induce our employees to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. Some of the considerations in making this determination were:

▪	None of our businesses presents a high risk profile in that a very large percentage of our revenues and income is derived from commodity products;

▪	Our incentive pay structure rewards performance in both the short and long term (i.e., short-term incentives are not paid out at the expense of long-term shareholder value);

▪	Our incentive pay program has both minimum and maximum caps designed to take into account short- and long-term affordability measures;

▪	The compensation committee reserves the right to reduce or eliminate any awards, in its discretion, with respect to our short-term incentive pay program;

▪
We have adopted a clawback for our equity-based Long Term Incentive Plan (LTIP) and our cash-based Short Term Incentive Plan (STIP) that enables our board to clawback any or all of any award predicated on restated financial results where the employee engaged in intentional misconduct leading to the restatement and could have received a lower payment under the restatement; and

▪	Our executive compensation program does not encourage our management to take unreasonable risks relating to the business.

Director Selection Process

Our corporate governance and nominating committee is responsible for, among other matters:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	recommending to our board a slate of director nominees for election or reelection at the annual meeting of shareholders; and

•	recommending to our board of directors persons to fill board and committee vacancies.

Through this process, members of the corporate governance and nominating committee consult with our board chair and accept nominee recommendations from other directors and/or shareholders in accordance with the terms of our Certificate of Incorporation and our bylaws. The invitation to join our board of directors is extended by our board of directors through our board chair. Our lead independent director is also the chair of our corporate governance and nominating committee.

Suitability of Candidates
In evaluating the suitability of candidates, our board of directors and corporate governance and nominating committee consider many factors, including a candidate's:

•	experience as a senior officer in a public or substantial private company or other comparable experience;

•	breadth of knowledge about issues affecting the Company and/or its industry;

•	expertise in finance, logistics, manufacturing, law, human resources or marketing or other areas that our board determines are important areas of needed expertise; and

•
personal attributes that include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to our board of directors and its committees, and willingness to assume broad/fiduciary responsibilities on behalf of all stockholders. The corporate governance and nominating committee is committed to nondiscrimination in its selection practices and makes decisions primarily on the basis of skills, qualifications, and experience.

Candidates for nomination have been recommended by other directors and/or shareholders and considered by the corporate governance and nominating committee and our board of directors.

Consideration of Diversity in Nomination Process
Our current board has a rich mixture of educational, professional, and experiential diversity. As opportunities to appoint new directors become available in the future, in addition to the factors set forth above, our board of directors will consider gender, racial, ethnic, and global diversity for director recruitment.
Shareholder Nominations for Directors
The corporate governance and nominating committee has not adopted a formal policy regarding shareholder nominations for directors because the corporate governance and nominating committee does not believe such a policy is necessary for the equitable treatment of shareholder nominations. In accordance with our bylaws, however, the corporate governance and nominating committee will consider shareholder nominations for directors (please refer to the Shareholder Proposals for Inclusion in Next Year's Proxy Statement section in this proxy statement for related instructions). We did not receive any shareholder nomination or recommendation for director in connection with the Annual Meeting.

Board and Committee Self-Evaluations
Our directors conduct annual self-evaluations of our board of directors and its committees. These evaluations assess the overall effectiveness of our board of directors. The chairman of the board reviews the directors' responses and provides the individual board members, the corporate governance and nominating committee, and full board with an assessment of the performance of the board and its committees. The purpose of the evaluation is to increase the effectiveness of our board, its committees, and its directors.

Board Governance

The board believes that wider perspective and best practices learned by board members serving in other public directorships must be balanced against the time commitment that service on boards entails. Therefore in 2015, we amended the Corporate Governance Guidelines to adopt an overboarding policy whereby our non-employee directors are limited to no more than three public boards, in addition to ours, and our CEO to one additional public board. You can view this change by visiting our website at www.bc.com and selecting Investors, then Leadership and Governance and then Corporate Governance Guidelines.

Communications with Our Board of Directors
You may contact our board of directors by writing to the chairman of the corporate governance and nominating committee, in care of the chief financial officer at the address or email address shown below. All correspondence will be referred to the chairman of the board, who is not a member of management. Copies of all complaints or concerns are forwarded to our general counsel and corporate secretary.
Boise Cascade Company
Attention: Chairman of the Corporate Governance and Nominating Committee
c/o Chief Financial Officer
1111 West Jefferson Street, Suite 300
Boise, ID 83702
Email: legaldepartment@bc.com
You may also contact our board of directors by email by going to our website, www.bc.com, and selecting Contact at the top of the page, then selecting Board of Directors in the drop down box.

BOARD STRUCTURE

Board Leadership Structure
Currently the positions of chairman and chief executive officer are filled separately. Our board of directors believes that this structure is appropriate for the Company at this time. Mr. Carlile’s (our chairman of the board) experience as our former chief executive officer provides our board of directors with valuable insight on operational and industry issues.
On February 4, 2013, our corporate governance and nominating committee and our board of directors adopted the Guidelines to serve as a flexible framework within which the board conducts business. This framework includes at least two meetings per year with only the independent directors to discuss matters as they deem appropriate, with the chairman of the corporate governance and nominating committee presiding. On October 28, 2015, our board formalized our practice that the chair of the governance and nominating committee serves as the lead independent director. Our lead independent director presides over all meetings of the independent directors and works collaboratively with our chairman and chief executive officer regarding board governance, process, and establishing meeting agendas for our board.

Executive Sessions and Independent Director Sessions
Our board of directors and each of our committees routinely meet in executive sessions outside the presence of management. Mr. Carlile, our chairman of the board, presides over the executive sessions of our board of directors, and each committee chair presides over the executive sessions of each respective committee. Mr. Hogans, the chair of our corporate governance and nominating committee and our lead independent director, presides over the executive sessions of our independent board members.

2015 Overall Meeting Attendance Rates
During 2015, our board of directors met four times in person and four times by telephone conference. In addition to meetings of the full board, our board committees met a total of 15 times. As a group, our directors had an overall attendance rate of 98%.
Under the Guidelines, our directors are expected to attend our Annual Meeting to be held on April 27, 2016. All of the directors on the board attended the 2015 annual meeting of shareholders.

Committees
Our board of directors has established the following three standing committees:
Audit Committee
Compensation Committee
Corporate Governance and Nominating Committee

The composition, duties, and responsibilities of these committees are outlined in written charters adopted by our board of directors. Each committee charter is reviewed annually by its respective committee to ensure ongoing compliance with applicable laws and sound governance practices. Each committee submits any recommended changes to its charter coming out of such review to our board of directors.
You may view copies of our committee charters by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select any of the committee charters.
Audit Committee

Committee Members (1)	2015 Committee Meeting Attendance Rate (2)

Christopher J. McGowan, committee chair (3)	100%
Steven C. Cooper (3)	100%
Richard H. Fleming (3)	100%

(1)
All members of the audit committee are independent as defined under the applicable NYSE listing standards and in accordance with Rule 10A-3 under the Exchange Act, as determined by our board of directors.

(2)	The audit committee met two times in person and four times telephonically during 2015.

(3)	Our board of directors has determined that Messrs. McGowan, Cooper, and Fleming are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act.

The audit committee of our board of directors is responsible for matters including the following:

▪	Reviewing and discussing with management and the independent auditors:

◦	the Company’s annual audited financial statements and quarterly unaudited financial statements;

◦	major issues regarding accounting principles, financial statement presentations, and the adequacy and effectiveness of the Company’s internal controls;

◦	significant financial reporting issues and judgments including the effects of alternative GAAP methods on the financial statements; and

◦	the effect of regulatory and accounting initiatives on the Company’s financial statements.

▪	Discussing with management our overall risk assessment and risk management policies;

▪
Reviewing disclosures made by our chief executive officer and chief financial officer regarding any significant deficiencies or material weakness in the design or operation of the Company’s internal control over financial reporting and any fraud involving management or employees who have a significant role over financial reporting;

▪	Establishing procedures for the receipt, retention, and treatment of complaints or confidential submissions regarding accounting, internal accounting controls, or auditing matters;

▪	Overseeing such portions of the Code of Ethics as our board of directors may designate from time to time;

▪	Discussing with management and/or our general counsel any legal matters that may have a material impact on our financial statements;

▪	Selecting, overseeing, and determining the compensation of the Company’s independent auditors;

▪
Approving audit fees paid to independent auditors, preapproving all audit services (and non-audit services to be performed for the Company by the independent auditors) and considering whether the provision of non-audit services is compatible with maintaining the auditor’s independence;

▪	Annually evaluating the qualifications, performance, and independence of the independent auditors;

▪	Annually preparing a report to be included in our proxy statement and submitting such report to our board of directors for approval;

▪
Reviewing the scope and staffing of the independent auditors annual audit, discussing all matters required by PCAOB auditing Standard No. 16, and discussing any audit problems or difficulties and management’s response;

▪	Reviewing internal audit department activities and approving the internal audit department projects and annual budget; and

▪	Reviewing with the senior internal auditing executive the significant reports to management prepared by the internal auditing department and management's responses.

For a complete description of our audit committee's responsibilities, you may view a copy of our audit committee charter by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select the audit committee charter.

Compensation Committee

Committee Members (1)	2015 Committee Meeting Attendance Rate (2)

Karen E. Gowland, committee chair	100%
David H. Hannah	100%
Kristopher J. Matula	100%

(1)	All members of the compensation committee are independent as defined under the applicable NYSE's listing standards, as determined by our board of directors.

(2)	The compensation committee of our board of directors met in person four times and two times telephonically.
The compensation committee of our board of directors is responsible for matters including the following:

▪	Assisting our board of directors in discharging its responsibilities relating to compensation of our board members, chief executive officer, and other executive officers;

▪	Reviewing and approving employment agreements and other similar arrangements between the Company and our chief executive officer and other executive officers;

▪	Reviewing and evaluating the Company's overall compensation philosophy and overseeing the Company's equity, incentive, and other compensation and benefits plans; and

▪	Preparing the compensation committee report on executive officer compensation required by the SEC for inclusion in the Company’s annual proxy statement or Annual Report on Form 10-K.

For a complete description of our compensation committee's responsibilities, you may view a copy of our compensation committee charter by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select the compensation committee charter.

Corporate Governance and Nominating Committee

Committee Members (1)	2015 Committee Meeting Attendance Rate (2)

Mack L. Hogans, committee chair	100%
Karen E. Gowland	100%
David H. Hannah	100%

(1)	All members of the corporate governance and nominating committee are independent as defined under the applicable NYSE's listing standards, as determined by our board of directors.

(2)	The corporate governance and nominating committee of our board of directors met in person three times during 2015.

The corporate governance and nominating committee of our board of directors is responsible for matters including the following:

▪	Identifying and assessing persons qualified to become board members, consistent with the qualification standards and criteria approved by the board;

▪	Recommending to the board a slate of director nominees for election or reelection at the annual meeting of stockholders;

▪	Recommending to the board the structure and membership of board committees;

▪	Recommending to the board persons to fill board and committee vacancies;

▪	Overseeing annual evaluations of the board and committees of the board;

▪	Reviewing periodically the Guidelines applicable; and

▪	Making other recommendations to the board relative to corporate governance issues.

For a complete description of our corporate governance and nominating committee's responsibilities, you may view a copy of our corporate governance and nominating committee charter by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select the corporate governance and nominating committee charter.

BOARD COMPENSATION

Employee board members do not receive compensation for their service on our board of directors. Mr. Corrick is currently our only employee board member. Nonemployee board members in 2015 were entitled to receive the compensation described below under "2015 Director Fees."

Director Compensation Table

The following table presents compensation information for each of our current and former nonemployee directors for the fiscal year ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total ($)

Thomas E. Carlile	$131,111	$105,002	—	—	$236,113

Steven C. Cooper	59,306	80,008	273		139,587

Richard H. Fleming	70,000	80,008	—	—	150,008

Karen E. Gowland	80,000	80,008	331	—	160,339

David H. Hannah	70,000	80,008	—	—	150,008

Mack L. Hogans	77,500	80,008	—	—	157,508

Kristopher J. Matula	70,000	80,008	580	—	150,588

Duane C. McDougall	86,250	80,008	—	—	166,258

Christopher J. McGowan	85,000	80,008	—	—	165,008

Matthew W. Norton (4)	11,278	—	—	—	11,278

(1)
Mr. Cooper joined the board of directors on February 25, 2015. Mr. Carlile joined the board of directors in February 2013 and became chairman on March 7, 2015. Mr. McDougall served as chairman through March 6, 2015. Their cash payments were pro-rated for 2015.

(2)
On February 25, 2015, and effective March 7, 2015, our chairman of the board was awarded 2,903 time-vested restricted stock units with a grant date fair value of $105,002. Our other board members were awarded 2,212 time-vested restricted stock units with a grant date fair value of $80,008.

(3)
We do not provide our directors with pension benefits. Our director-deferred compensation plan was open for contributions in 2015, and Messrs. Cooper and Matula, and Ms. Gowland participated. The amounts reported in the third column reflect the above-market portions of interest earned on compensation deferred in 2015.

(4)	Mr. Norton resigned from our board effective February 27, 2015. Mr. Norton's cash payment was prorated for 2015, and he did not receive a 2015 stock award.

Compensation Committee Interlocks and Insider Participation
During fiscal year 2015, the compensation committee consisted of Ms. Gowland, and Messrs. Hannah and Matula. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

2015 Director Fees

Beginning in January 2015, our fee schedule for nonemployee directors was:

Director Fees	2015

Director Fees (Annual):
Cash Retainer (1)	$70,000
Equity Award (2)	$80,008

Committee Chair Fees (Annual):
Audit	$15,000
Compensation	$10,000
Corporate Governance and Nominating	$7,500
Chairman
Additional Cash Retainer	$90,000
Additional Equity Award	$25,000

(1)	The actual cash retainers were pro-rated for Messrs. Carlile, Cooper, McDougall, and Norton.

(2)
On February 25, 2015, the chairman of the board received 2,903 time-vested restricted stock units with a grant date fair value of $105,002, and each nonemployee director received 2,212 time-vested restricted stock units with a grant date fair value of $80,008 per award. See note (2) to the Director Compensation Table for additional information regarding such grants.

2015 Director Restricted Stock Unit Awards
Upon recommendation of the compensation committee, our board of directors approved the granting of a target of approximately $80,000 in RSUs (or 2,212 units) to each of our nonemployee directors. These 2015 RSU awards are service-condition vesting awards that vested in full on February 25, 2016, but will not be distributed until six months and one day following the director’s termination from the board of directors.

2016 Director Fees

The compensation committee and the board engaged Frederic Cook to review compensation for our directors. As a result of that review, beginning in 2016, the compensation committee and board adopted the following fee schedule for nonemployee directors for the fiscal year ending December 31, 2016:

Director Fees	2016

Director Fees (Annual):
Cash Retainer	$70,000
Equity Award (1)	$90,000

Committee Chair Fees (Annual):
Audit	$15,000
Compensation	$10,000
Corporate Governance and Nominating	$7,500
Lead Independent Director	$20,000
Chairman
Additional Cash Retainer	$90,000
Additional Equity Award (2)	$25,000

(1)	On February 24, 2016, each director received 5,435 time-vested restricted stock units with a grant date fair value of $16.56 per award.

(2)	As Chairman, Mr. Carlile received an additional $25,000 of time-vested restricted stock units or an additional 1,509 units.

Directors Deferred Compensation Plan

We maintain a "nonqualified" deferred compensation plan offered to our nonemployee directors. The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to invest a portion of their cash compensation. Under the plan, each director who receives cash compensation for board service may elect to defer all or a portion of his or her cash compensation in a calendar year. Amounts deferred are credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive payment in cash in a lump sum or in annual installments following their service on our board of directors. The plan was closed for contributions in 2013 but was reopened for participation effective January 1, 2014. None of our directors elected to defer their cash compensation in 2014 under this plan, but Ms. Gowland and Messrs. Matula and Cooper have elected to defer cash compensation in 2015 under this plan. We do not anticipate making any changes to this plan in 2016.

STOCK OWNERSHIP
Stock Ownership Guidelines for Our Directors
In February 2014, our board of directors established Company stock ownership guidelines for our directors which are intended to ensure that our directors acquire and maintain an equity stake in the Company and more closely align their interests with those of our shareholders.
Our director stock ownership guidelines provide that, within five years from becoming a director, each director should acquire and maintain stock ownership in the Company equal to five times his or her annual cash retainer. Because the equity granted to our directors is not actually distributed to them until after they have terminated their service as directors, each director is required to continue holding all of the RSUs granted to him or her.

Stock Ownership Guidelines for Our Officers
Our board established officer stock ownership guidelines in February 2014. The ownership targets within the guidelines vary by officer level with the chief executive officer’s target at three times salary, executive vice presidents’ and senior vice presidents’ target at one-and-one half times salary, and vice presidents’ target at one times salary. Officers are expected to achieve their respective target within five years of the later of the board’s adoption of the guidelines or of becoming an officer.

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 7, 2016 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o Boise Cascade Company, 1111 West Jefferson Street, Suite 300, Boise, ID 83702. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his, her or its name.

Name and Address of Beneficial Owner and Nature of Beneficial Ownership	Column
	A	B		C
	Shares Owned as of 3/7/16 (#)(1)	Right to Acquire Within 60 Days of 3/7/16 (#)(1)		Percent of Class (%)(2)

Persons Owning Greater Than 5% of Our Outstanding Common Stock:
BlackRock, Inc. (3)	4,135,847	—		10.6%
Wellington Management Group LLP (4)	3,407,790	—		8.8%
The Vanguard Group (5)	2,908,373	—		7.5%
Westwood Management Corporation (6)	2,033,857	—		5.2%

Nonemployee Directors:
Thomas E. Carlile (7)	45,944	20,455	(7)	*
Steven C. Cooper	—	2,212	(8)	*
Richard H. Fleming	5,000	6,874	(9)	*
Karen E. Gowland	—	4,851	(8)	*
David H. Hannah	—	3,044	(8)	*
Mack L. Hogans	75	3,752	(8)	*
Kristopher J. Matula	1,400	3,752	(8)	*
Duane C. McDougall	19,962	6,874	(9)	*
Christopher J. McGowan	22,213	6,874	(9)	*

Named Executive Officers:
Thomas K. Corrick	22,485	5,923	(10)	*
Wayne M. Rancourt	15,175	9,872	(10)	*
Daniel Hutchinson	7,319	9,721	(11)	*
Nick Stokes	13,759	5,923	(10)	*
John T. Sahlberg	12,162	12,590	(11)	*

All Directors and Executive Officers as a Group (15 Persons)	171,576	106,831		*

* Less than 1%

(1)
Under SEC rules, a person is considered to beneficially own any shares over which they exercise sole or shared voting and/or investment power (Column A) plus any shares they have the right to acquire within 60 days of March 7, 2016 (Column B).

(2)
Percent of class (Column C) is calculated by dividing the number of shares beneficially owned (Column A plus Column B) by the Company's total number of outstanding shares on March 7, 2016 (38,750,173 shares) plus the number of shares such person has the right to acquire within 60 days of March 7, 2016 (Column B).

(3)
Pursuant to Schedule 13G/A, Amendment No. 2, dated December 31, 2015, and filed with the SEC on January 8, 2016, by BlackRock, Inc. (BlackRock). BlackRock's principal business is at 55 East 52nd Street, New York, NY 10055.

(4)
Pursuant to Schedule 13G dated December 31, 2015, and filed with the SEC on February 11, 2016 by Wellington Management Group LLP (Wellington). Wellington's principal business is at 280 Congress Street, Boston, MA 02210.

(5)
Pursuant to Schedule 13G/A, Amendment No. 1, dated December 31, 2015, and filed with the SEC on February 10, 2016, by The Vanguard Group (Vanguard). Vanguard's principal business is at 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Pursuant to Schedule 13G/A dated December 31, 2015, and filed with the SEC on February 16, 2016, by Westwood

Management Corporation (Westwood). Westwood's principal business is at 200 Crescent Court, Suite 1200, Dallas, TX 75201.

(7)
Mr. Carlile retired March 6, 2015, and was elected board chairman effective March 7, 2015. Reported amount includes 17,552 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 7, 2016, as well as 2,903 restricted stock units which vested on February 25, 2016; provided, that vested shares will be delivered to the subject director six months and one day after his termination as a director (or other employee) of the Company.

(8)
Reported amount includes 2,639, 832, 1,540, and 1,540 restricted stock units which vested on February 27, 2015, for Ms. Gowland and Messrs. Hannah, Hogans, and Matula, respectively, and 2,212 restricted stock units which vested on February 25, 2016; provided, that vested shares will be delivered to the subject director six months and one day after his/her termination as a director (or other employee) of the Company. Mr. Cooper received 2,212 restricted stock units which vested on February 25, 2016.

(9)
Reported amount includes 2,023, 2,639, and 2,212 restricted stock units which vested on February 26, 2014, February 27, 2015, and February 25, 2016, respectively; provided, that vested shares will be delivered to the subject director six months and one day after his/her termination as a director (or other employee) of the Company.

(10)	Represents shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 7, 2016.

(11)
Reported amount includes 2,962 and 6,582 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 7, 2016, for Messrs. Hutchinson and Sahlberg, respectively, as well as 6,759 and 6,008 restricted stock units which vested on March 1, 2016, for Messrs. Hutchinson and Sahlberg, respectively; provided, that vested shares will be delivered to the subject named executive officer in two equal tranches on March 1, 2017 and March 1, 2018.

AUDIT COMMITTEE REPORT
Dear Fellow Shareholders:
The following is the report of the audit committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2015.

Audit Committee Charter and Responsibilities
The audit committee assists the board of directors in its oversight of the quality and integrity of the Company's financial statements and its accounting and financial reporting practices. The audit committee's responsibilities are more fully set forth in its charter, which you can view by visiting our website at www.bc.com and selecting Investors at the bottom of the page, then Leadership and Governance and then Committee Charters. Then select the audit committee charter.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the Company's annual audited and quarterly consolidated financial statements for the 2015 calendar year with management and KPMG, the Company's independent auditor. The audit committee has discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T and as approved by the SEC. The audit committee has also received the written disclosures and the letter from KPMG required by PCAOB regarding KPMG's communications with the audit committee concerning independence, and has discussed with KPMG its independence from the Company and its management.

Audit Committee Financial Experts
The board of directors has determined that the audit committee chair, Christopher J. McGowan, and both audit committee members, Richard H. Fleming and Steven C. Cooper, are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act. Our board of directors has also determined that Mr. McGowan, as well as the other members of the audit committee, are independent in accordance with the applicable NYSE listing rules.
Recommendation of Financial Statements
Based on the review and discussions with management and KPMG, the audit committee recommended to the Company's board of directors that the Company's audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.
Respectfully submitted,
The Audit Committee
Christopher J. McGowan, committee chair
Steven C. Cooper
Richard H. Fleming

Fees Paid to KPMG
The following table presents the aggregate fees billed by KPMG to us for services rendered for the fiscal years ended December 31, 2015 and 2014, as approved by the audit committee:

	2014 ($)	2015 ($)

Audit Fees (1)	$1,900,000	$1,930,000
Audit-Related Fees (2)	8,000	8,000
Tax Fees (3)	141,357	63,005
All Other Fees	—	—
Total	$2,049,357	$2,001,005

(1)
KPMG's Audit Fees consisted of fees for the audit of our 2014 and 2015 year-end financial statements included in the Company's Form 10-K, the 2014 and 2015 audits of our internal control over financial reporting, reviews of our interim financial statements included in our quarterly reports on Form 10-Q, and other filings with the SEC.

(2)	KPMG's Audit-Related Fees consisted of fees in connection with the issuance of financial assurance letters.

(3)	KPMG's tax fees in 2014 and 2015 consisted of support services in connection with the Company's eligibility for federal and state research and development credits.

Policies and Procedures for Preapproval of Audit and Non-audit Services
The audit committee's charter provides that all audit and non-audit services to be performed for us by KPMG be preapproved. Our controller monitors services provided by KPMG and overall compliance with the preapproval policy and reports periodically to the audit committee on the status of outstanding engagements, including actual services provided and associated fees. Our controller must promptly report any noncompliance with the preapproval policy to the chair of the audit committee.

During 2015, all services by our independent registered public accounting firm were preapproved by the audit committee in accordance with this policy.

EQUITY COMPENSATION PLAN INFORMATION
Boise Cascade became a public company on February 6, 2013. Our board of directors adopted the 2013 Incentive Plan on February 4, 2013, in anticipation of the consummation of our initial public offering. In 2013, 2014, 2015, and 2016, our compensation committee approved all equity grants made under the 2013 Incentive Plan. The table does not include issuances in 2016 nor give effect to the adoption of the 2016 Omnibus Incentive Plan.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders (1)	469,001	(2)	$27.19	(3)	2,426,903	(4)
Equity compensation plans not approved by stockholders	—		—		—
Total	469,001		$27.19		2,426,903

(1)
Boise Cascade became a publicly traded company upon its February 6, 2013, initial public offering and, therefore, falls within the three-year exemption from Section 162(m) of the Internal Revenue Code which is in place until the 2017 Annual Meeting. The Company is holding a shareholder vote on its 2016 Omnibus Incentive Plan at the 2016 Annual Meeting.

(2)
As of December 31, 2015, the number of securities to be issued upon exercise of outstanding options, warrants, and rights consists of 117,282 nonqualified stock options, 177,846 performance stock units (2013 and 2014 PSUs at actual, 2015 PSUs at target), and 173,873 restricted stock units awarded under the 2013 Incentive Plan. Please see footnote (4) regarding the actual shares awarded.

(3)	Applicable only to nonqualified stock options granted in 2013 as the unvested PSUs and RSUs do not have an exercise price.

(4)	The reported amount assumes the 2015 PSUs would be issued at the target amount of grant. The actual 2015 PSUs awarded at the February 24, 2016, meeting was .63 times target.

EXECUTIVE COMPENSATION

Compensation Committee Report

Dear Fellow Shareholders:

As the compensation committee of the board of directors of Boise Cascade Company (Company), we have reviewed and discussed the following Compensation Discussion and Analysis (CD&A) required by Item 402(B) of Regulation S-K with the Company’s management. Based on this review and discussion, the compensation committee recommends to the Company’s board of directors that the CD&A be included in this proxy statement and referenced in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully submitted,

The Compensation Committee
Karen E. Gowland, committee chair
David H. Hannah
Kristopher J. Matula

Compensation Discussion and Analysis

This CD&A describes the 2015 compensation program for our executive officers, particularly our Named Executive Officers who are listed below along with the positions they held with the Company as of December 31, 2015:

Thomas E. Carlile - Chief Executive Officer (January 1, 2015 to March 6, 2015) *
Thomas K. Corrick - Chief Executive Officer (from March 7, 2015)
Wayne M. Rancourt - Executive Vice President, Chief Financial Officer, and Treasurer
Daniel Hutchinson - Executive Vice President, Wood Products
Nick Stokes - Executive Vice President, Building Materials Distribution
John T. Sahlberg - Senior Vice President, Human Resources, General Counsel
and Secretary

*Effective as of March 7, 2015, Mr. Corrick became our chief executive officer.

In this CD&A, we use a number of abbreviations or definitions to describe components of the compensation packages. While each component is defined again and described in more detail in the following discussions, we are providing this abbreviation or definition summary to aid in reading our CD&A:

Abbreviation or Definition	Full Name

BCPP	The Boise Cascade Pension Plan

Compensation Committee	Refers to the Company’s Compensation Committee

BMD	The Company’s Building Materials Distribution business

CD&A	Compensation Discussion and Analysis

Company	Boise Cascade Company

Forest Products Acquisition	The 2004 purchase by affiliates of Madison Dearborn of the forest products and paper assets from OfficeMax

Frederic Cook	Frederic W. Cook & Co., Inc., the Compensation Committee’s consultant

EBITDA	Earnings Before Interest (income and expenses), Taxes, Depreciation and Amortization

LTIP	Long-Term Incentive Plans

MEP	The 2004 Management Equity Plan

Named Executive Officers	The six officers identified in the first paragraph of the CD&A

Officers	Executive officers of the Company

PRONWC	Pre-tax Return On Net Working Capital

PSUs	Performance Stock Units granted under the 2013 Incentive Plan

ROIC	Return on Invested Capital

RSUs	Restricted Stock Units granted under the 2013 Incentive Plan

STIP	The Short-Term Incentive Plan

Cash-Based LTIP	The cash-based, Long-Term Incentive Plan in effect through 2012

SERP	The frozen, non-qualified Supplemental Early Retirement Plan

SPP	Salaried Pension Plan

SUPP	The frozen, non-qualified Supplemental Pension Plan

Wood Products	The Company’s Wood Products manufacturing business

2013 Incentive Plan	Boise Cascade Company 2013 Incentive Compensation Plan, adopted in connection with the Company’s initial public offering

2016 Incentive Plan	The 2016 Boise Cascade Omnibus Incentive Plan proposed for shareholder approval at the 2016 Annual Meeting

Our Compensation Objectives and Philosophy

We want to attract, retain, and incent the management talent we believe is essential to achieving the Company’s strategic objectives, which are to grow the Company prudently and to increase long-term shareholder value. As a guiding philosophy, we target all forms of compensation at the 50th percentile of comparable market compensation data, taking into account each person’s performance, contributions to the Company’s success, level of experience, and other distinguishing characteristics. In some instances and for the purpose of internal equity, we have established similar compensation ranges for officer positions with similar scopes of responsibility and other similar characteristics even if such ranges may differ from comparable positions in other companies.

As a newly public company, 2014 was the first year that we had nonbinding advisory shareholder votes on executive compensation. The first vote was on the frequency of holding an advisory approval of our executive compensation, and the shareholders advised a preference for an annual vote. At the July 2014 board meeting, the board agreed to an annual vote on "say-on-pay." The Board also submitted a second advisory vote on whether to approve our executive compensation as set out in the 2015 proxy. In 2015, shareholders approved our executive compensation with over 98% voting in favor. The Compensation Committee and the board intend to continue to take these advisory votes into account regarding future compensation decisions. For 2016, shareholders will again vote on whether to approve our executive compensation as set out in this document.

Use of Market Data to Determine Amount and Allocation of Compensation

The Compensation Committee believes that an important criterion for the determination of the aggregate value of the Company's compensation program and the allocation of the value among the various elements of its compensation plans is market data, where available, on the amounts, allocations, and structures utilized by similarly situated peer companies for positions of comparable responsibility.

Management and the Compensation Committee have utilized compensation and benefits surveys to ascertain market levels of aggregate compensation and the allocation of that compensation among specific compensation elements for its Named Executive Officers. Aggregate compensation and compensation for each of the major elements (base salary, short-term incentive compensation, and long-term incentive compensation) for the Company's Named Executive Officers has generally been targeted at the 50th percentile of the surveyed companies. However, the specific aggregate compensation (and the allocation among the elements of the total compensation) paid to any of our Named Executive Officers may be below or above the 50th percentile target levels, depending on subjective judgments made by the Compensation Committee based on factors such as the specific officer's tenure with the Company and in his position, responsibilities that vary from the benchmark position, historical performance in the job, and other distinguishing characteristics.

Since 2011, the Compensation Committee has retained periodically the services of Frederic Cook, a compensation consultant, to prepare a comprehensive analysis of the compensation packages for our Named Executive Officers and to compare the specific elements of compensation and the aggregate value with a group of peer companies recommended by the consultant.

When the Company became a public company in February 2013, the Compensation Committee asked Frederic Cook to recommend a structure for a new, equity-based, long-term incentive plan and to recommend appropriate incentive levels under the plan for our Named Executive Officers. Frederic Cook recommended peer companies for comparison which the Compensation Committee approved.

In 2014, the Compensation Committee asked Frederic Cook to prepare an independent, comprehensive analysis for our Named Executive Officers' compensation, and to compare the specific elements of compensation and the aggregate value with a group of peer companies recommended by the consultant. The Compensation Committee also asked Frederic Cook to consider whether the Canadian companies in the prior peer group were appropriate given the significant difference in executive compensation, particularly long-term incentives.

In November 2014, Frederic Cook recommended modifying the peer group by removing the Canadian-based companies (Ainsworth Lumber Company, CanWel Building Materials Group Ltd., Canfor Corporation, International Forest Products Corporation, Norbord Ltd., Tembec Inc. and West Fraser Timber Co. Ltd.) and one U.S.-based company that did not appear to be as strong of a match (Associated Materials Incorporated). Frederic Cook suggested adding Armstrong World Industries Inc.; Gibraltar Industries; Lennox International; NCI Building Systems, Inc.; Quanex Building Products Corporation; A.O. Smith Corporation, and USG Corporation. Thus, the peer group, approved by the Compensation Committee in 2014, consisted of:

Armstrong World Industries, Inc.	NCI Building Systems, Inc.
Beacon Roofing Supply, Inc.	Nortek, Inc.
BlueLinx, Inc.	Quanex Building Products Corporation
Builders FirstSource, Inc.	Simpson Manufacturing Company, Inc.
Eagle Materials, Inc.	A.O. Smith Corporation
Gibraltar Industries	Universal Forest Products, Inc.
Lennox International	USG Corporation
Louisiana-Pacific Corporation

Frederic Cook concluded that material increases had occurred in the median competitive benchmarks and that the Company lagged its targeted 50th percentile pay philosophy. While part of the change was due to dropping the Canadian companies from the peer group, Frederic Cook found material year-over-year compensation increases at many Company peers that were in the group both years. The Compensation Committee considered Frederic Cook's findings when adjusting Named Executive Officer salaries in November 2014 and in adjusting incentive targets in February 2015. Based on both, the Compensation Committee adopted an approach to move our Named Executive Officers toward the 50th percentile over a two-year period.

In July 2015, Frederic Cook reviewed the peer companies with our Compensation Committee and recommended no change to the peer group. The Compensation Committee agreed with the recommendation and asked Frederic Cook:

1)
to structure an Omnibus Incentive Plan for potential shareholder adoption at the 2016 or 2017 Annual Meeting due to the IRS' recent interpretation of Section 162(m) regarding the tax deductibility of RSUs and PSUs for companies, like us, that have an approximately three-year window from our initial public offering to obtain shareholder approval of the incentive plan;

2)
to design a new long-term incentive plan for our executive officers with a different performance metric than EBITDA (the performance metric used in our short-term incentive plans and long-term incentive plans); and

3)	to determine how Company executive officer pay compared to that of similar positions in the peer companies.

Changes in 2016

In 2015, Frederic Cook introduced a long-term incentive concept for executive officers using annual return on invested capital (ROIC) as its performance metric and moving to three-year, cliff vesting for earned performance units rather than pro rata vesting over three years. Frederic Cook noted that the vesting change would create two transition years in which targeted PSU payments would significantly decrease due to the new design and at the Compensation Committee's request designed a transition plan to keep officers whole through the transition. Specific salary increases for each executive officer were also effective in November 2015. The Compensation Committee approved the concept for the new long-term incentive design and the salary increases for executive officers.

In January 2016, Frederic Cook presented a new long-term incentive plan design. The recommended design allocates 50% of the value of the long-term incentive to time-vested RSUs that vest 33% each year over three years and 50% of the value to PSUs that are based on one-year ROIC performance that cliff vest after three years to tie the delivered PSU value to long-term share performance and to align participants' interests with those of shareholders. The Compensation Committee chose ROIC as the performance metric to differentiate from the EBITDA measure used in the STIP and because it believed that ROIC would put a focus on short-term and long-term investments and reinforce the importance of investor returns.

The Compensation Committee also determined to grant a transitional award to the executive officers because moving from a one-third annual payout to a full payout after three years would create a shortfall in target-delivered PSU value of 33% in 2017 and 67% in 2018. The Compensation Committee's objective was to keep executive officers whole during the transition and, therefore, awarded an additional PSU transitional award of approximately one year of PSU target grant date fair value payable, if earned, 33% in 2017 and 67% in 2018. The transition PSUs use the same goals as the 2016 PSUs.

Frederic Cook also presented a 2016 Omnibus Incentive Plan at the request of the Compensation Committee. The Compensation Committee adopted and recommended the plan for shareholders' approval. A full copy of the 2016 Omnibus Incentive Plan is at the end of this proxy as Appendix A.

At its January 2016 meeting, the Compensation Committee also adopted a hedging policy to prohibit all participants in our LTIP from using any financial instruments to hedge against a drop in our stock price. The Compensation Committee also approved and recommended to the board the adoption of a clawback policy whereby any participant in our incentive plans is subject to having all or part of any future incentive clawed back if the participant was involved in intentional misconduct that led to a restatement of earnings that would also have resulted in a lower incentive payout for the participant. Since becoming a public company in 2013, the Company's LTI grants have contained a provision allowing for a clawback either adopted by the Company or a regulatory body so this policy applies to all current, outstanding grants. The board adopted the new policy at its February 24, 2016 meeting.

Summary of Key Events Affecting our Named Executive Officers in 2015

2015 was a year of transitional leadership for the Company with a new chief executive officer and with a new executive vice president in our Wood Products business and, consequently, a change in one of our Named Executive Officers from 2014.
In February 2015, the Compensation Committee, in consultation with Frederic Cook, chose to again grant 50% of the 2015 long-term incentive grant value in RSUs and 50% in PSUs. The Compensation Committee also increased the target awards to be closer to the peer group median. Those target awards are discussed under the section LTIPs at page 54. At that same time, the Compensation Committee increased Mr. Corrick's salary to reflect his promotion to chief executive officer and increased Mr. Hutchinson's salary to reflect his promotion to executive vice president. At the July 2015 meeting, the Compensation Committee reviewed the advisory vote on Named Executive Officer compensation and decided to engage Frederic Cook to undertake a review of comparative executive compensation for the Company’s management team.
Executive Compensation Program Elements

The five elements of the Company's executive compensation program are:

▪	Base salary;

▪	STIP;

▪	Ad hoc discretionary bonus awards;

▪	LTIPs (the 2013 Incentive Plan and the proposed 2016 Incentive Plan); and

▪	Other compensation and benefit plans.

Role of Management in Setting Executive and Director Compensation
As described below, the Compensation Committee increased the compensation of certain executives in 2015. Management did not participate in that decision. The Company's chief executive officer makes recommendations to the Compensation Committee with respect to base salaries and performance targets for the Company's STIP and LTIP. The Compensation Committee makes all decisions regarding each Named Executive Officer’s base salary, LTIP and STIP targets, the overall performance targets of the plans, and the potential and actual payouts under each plan. Management does not participate in setting director compensation.
Base Salary

Our Compensation Committee has historically reviewed base salaries for our Named Executive Officers on an annual basis and at the time of promotions or other changes in responsibilities. In November 2014, the Compensation Committee approved a general wage increase for our Named Executive Officers based upon Frederic Cook's 2014 study. Mr. Corrick's salary increase at this time was also in recognition of his being named chief operating officer in November 2014. In February 2015, the Compensation Committee approved increases for Mr. Corrick for his promotion to chief executive officer and to Mr. Hutchinson for his promotion to executive vice president Wood Products. In November 2015, the Compensation Committee approved general wage increases for the Named Executive Officers to continue to move them, as determined appropriate, toward the 50th percentile. All of the 2014 and 2015 changes in executive salaries were in line with market data provided by Frederic Cook. The salaries for our Named Executive Officers over the last three years can be found in the Summary Compensation Table.

STIP

The STIP is designed to recognize and reward the contributions that Named Executive Officers and other participants make to the Company's annual performance. For 2014, 2015, and 2016, the STIP fell under Article IX of the 2013 Incentive Plan discussed below on page 54. For 2017, the STIP will fall under the 2016 Omnibus Incentive Plan if approved. Payout of the STIP is based on achievement of performance measures that are tied to the Company's annual financial performance. We offer this plan to encourage and reward conduct that will lead to better performance of our businesses as measured by the performance criteria. Each Named Executive Officer’s participation in the plan, along with the criteria for calculation of the payout, is established annually by action of our Compensation Committee and communicated to the participants in an STIP award notice. A determination of the amount payable under the plan based on actual performance is made by the Compensation Committee generally in February of the following year, and resulting payments or awards are made to participants.

2015 STIP Compensation

For 2015, each of our Named Executive Officers participated in the STIP. The plan provided for awards to be determined based on the extent to which the financial goals and performance objectives were met during the year, and on the exercise of the Compensation Committee's discretion. The 2015 annual incentive award targets for our Named Executive Officers were as follows:

Officer	Target Award as a Percentage of Base Salary

Thomas E. Carlile	100%

Thomas K. Corrick	100%

Wayne M. Rancourt	75%

Nick Stokes	75%

Daniel Hutchinson	75%

John T. Sahlberg	65%

The actual awards may be less than or greater than the target incentive amounts depending on the achievement of pre-determined financial goals and performance objectives and the exercise of the Compensation Committee's discretion. For 2015, the Compensation Committee set a threshold of 25% of the target award as the minimum award to be granted under the program. The Compensation Committee also set a maximum of 225% of the target award based on financial goals for 2015 and approved a payout graph with a payout line whereby once the level of performance is determined the award multiplier can be determined. The dollar amount of the threshold, target, and maximum award payable to each of our Named Executive Officers is set out in the table found under "Grants of Plan-Based Awards" in this section of this proxy statement. For 2015, EBITDA for Wood Products, when taking into account the amount needed to pay at the minimum, fell short of the board-set minimum ($110 million) due to a large drop in the commodity prices of plywood and lumber and strategic curtailments of company manufacturing facilities to balance orders and supply. If the amount reserved for the minimum STIP payout was removed, the performance threshold for the minimum payout was achieved. The Compensation Committee determined that with the EBITDA numbers falling into the gap that not awarding an incentive under these unusual circumstances was not in the best interest of shareholders because the Wood Products management team had performed strongly which was not reflected in results due to the commodity price drops caused by a strong dollar and the sharp increase in commodity imports. Consequently, the Compensation Committee chose to award a short-term incentive award at .24 times target, just below the plan minimum for Wood Products STIP participants, except for Mr. Hutchinson. Instead, the Compensation Committee awarded Mr. Hutchinson a discretionary cash bonus equivalent to what a .24 STIP payout to him would have been ($48,288). That bonus is reflected under the "Bonus" column of the Summary Compensation Table.

The annual financial goals required for each of our Named Executive Officers under our 2015 STIP increased over 2014 and were as follows:

Officer	Financial Criteria (1) (2)	Requirement For Threshold Payment $ or %	Requirement For Target Payment $ or %	Requirement For Maximum Payment $ or %
		(in millions, except PRONWC)

Thomas E. Carlile	100% Corporate EBITDA	$125	$215	$310

Thomas K. Corrick	100% Corporate EBITDA	$125	$215	$310

Wayne M. Rancourt	100% Corporate EBITDA	$125	$215	$310

Nick Stokes	25% Corporate EBITDA	$125	$215	$310
	37.5% BMD EBITDA	$40	$75	$110
	37.5% BMD PRONWC	11.0%	24.3%	37.0%

Daniel Hutchinson	25% Corporate EBITDA	$125	$215	$310
	75% Wood Products EBITDA	$110	$168	$230

John T. Sahlberg	100% Corporate EBITDA	$125	$215	$310

(1)	EBITDA may be adjusted in each case for special items. For 2015, $1.6 million in acquisition costs for Wood Products were excluded.

(2)
Pre-tax Return On Net Working Capital (PRONWC) is calculated by dividing Building Materials Distribution’s (BMD’s) net operating income by the average net working capital reported as of each month-end during a 13-month period running from December 2014 through December 2015, adjusted in each case for special items. The Compensation Committee believes that EBITDA adjusted for special items is an appropriate measure because it represents a financial measure that closely approximates the value delivered by management to the Company's shareholders and is a key measure of performance frequently used by the Company's debt holders. The Compensation Committee includes PRONWC as a portion of Mr. Stokes' performance criteria because it reflects BMD’s control of working capital, which is a critical financial measure in our distribution business. In 2015, the Corporate EBITDA, BMD EBITDA, and Wood Products EBITDA were $160 million ($158.5 million plus $1.5 million in disregarded transaction expenses), $73 million, and $109 million, respectively, resulting in aggregate payments to each of our Named Executive Officers ranging from .14 to .97 times target under the STIP for 2015.

At the board meeting in February 2016, our Compensation Committee confirmed the payment to each of our Named Executive Officers of an STIP award for 2015 that was calculated in accordance with the plan's metrics. The specific amounts approved by the committee for payment to each of the Named Executive Officers pursuant to the 2015 plan are reported in the column titled Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

2016 STIP Compensation

At the board meeting in February 2016, both the board and the Compensation Committee approved details of the Company's 2016 STIP. No changes were made to the plan document or the methods for calculating the financial criteria to be used in determining each Named Executive Officer's award under the plan.

2015 Ad Hoc Discretionary Bonus Awards

From time to time, the Compensation Committee may elect to grant a discretionary bonus to one or more of the Named Executive Officers or to other employees to recognize and reward exemplary performance providing value to the Company beyond what is recognized by the structure of the Company's STIP. These bonus payments are not governed by any formal plan, and no Named Executive Officer has any contractual entitlement or expectation of any such payment. The amount and timing of the grant of any such bonus to Named Executive Officers are determined by the Compensation Committee at its sole discretion. Mr. Hutchinson received an ad hoc discretionary bonus in 2015 of $48,288 as described above and which is reflected in the "Bonus" column of the Summary Compensation Table.

LTIPs (2013 Incentive Plan)

The Boise Cascade Company board of directors approved the 2013 Incentive Plan in connection with our initial public offering as further discussed under "2013 Incentive Plan" in "Executive Compensation." The plan was designed to align executive and shareholder or owner interests and to drive long-term business results.

The 2013 Incentive Plan
We made equity grants to certain of our directors and executive officers in 2013, 2014, and 2015. This section first discusses the 2013 Incentive Plan generally and then discusses the related 2015 equity grants.

The 2013 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards, other cash-based compensation, and performance awards. Directors, officers, and other employees, as well as others performing consulting or advisory services are eligible for grants under the 2013 Incentive Plan. The purpose of the 2013 Incentive Plan is to provide incentives that will attract, retain, and motivate high-performing officers, directors, employees, and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our Company.

The 2013 Incentive Plan is administered by our Compensation Committee as designated by our board of directors. Among the Compensation Committee's powers are to (i) determine the form, amount, and other terms and conditions of short-term and long-term awards; (ii) construe or interpret any provision of the 2013 Incentive Plan or any award agreement; (iii) amend the terms of outstanding awards; and (iv) adopt such rules, guidelines, and practices for administering the 2013 Incentive Plan as it deems advisable. The Compensation Committee has full authority to administer and interpret the 2013 Incentive Plan, to grant discretionary awards under the 2013 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2013 Incentive Plan and the awards thereunder as the Compensation Committee deems necessary or desirable, and to delegate authority under the 2013 Incentive Plan to our executive officers. The aggregate number of shares of Company common stock which may be issued or used for reference purposes under the 2013 Incentive Plan or with respect to which awards may be granted may not exceed 3.1 million shares and as of the end of 2015, approximately 2.4 million shares remained available.

The 2013 Incentive Plan provides that awards granted under the Plan are subject to any recoupment policy we may have, including the clawback of "incentive-based compensation" under the Exchange Act or under any applicable rules and regulations promulgated by the SEC. This summary does not include all of the provisions of the 2013 Incentive Plan. For further information about the 2013 Incentive Plan, we refer you to the complete copy of the 2013 Incentive Plan, which we incorporated by reference as an exhibit in "Item 15. Exhibits and Financial Statement Schedules" to our 2015 Form 10-K.

At the February 2015 board meeting, both the Compensation Committee and the board of directors approved equity grants under the 2013 Incentive Plan. The amount and structure of the grants were based on a study conducted by Frederic Cook and the recommendations Frederic Cook made as a result of the study. Officer participants under the plan received two types of grants: RSUs and PSUs.

For 2015, Frederic Cook recommended and the Compensation Committee continued to set a dollar target rather than a percentage-of-salary target to facilitate the calculation of the RSU and PSU grants on the day of the award after market close. The following targets for the combined grants were set for our Named Executive Officers:

Officer	Dollar Value of Target Award

Thomas E. Carlile (1)	—
Thomas K. Corrick	$1,500,000
Wayne M. Rancourt	$450,000
Nick Stokes	$450,000
Daniel Hutchinson	$450,000
John T. Sahlberg	$400,000

(1)	Mr. Carlile's retirement was scheduled for March 6, 2015, and he was not awarded any LTI.

Half of the value of the target award was granted in RSUs with a grant date fair value of $36.17, the closing price of our publicly traded stock on February 25, 2015. The RSUs awarded vest over a three-year period with one-third vesting on March 1 for 2016, 2017, and 2018, with share distribution the following day.

Officer	RSU Shares

Thomas E. Carlile (1)	—
Thomas K. Corrick	20,735
Wayne M. Rancourt	6,221
Nick Stokes	6,221
Daniel Hutchinson	6,221
John T. Sahlberg	5,529

(1)	Mr. Carlile's retirement was scheduled for March 6, 2015, and he was not awarded any LTI.

The other half of the target award was made in target PSUs with a grant date fair value of $36.17, the closing price of our publicly traded stock on February 25, 2015.

Officer	PSU Target Shares

Thomas E. Carlile (1)	—
Thomas K. Corrick	20,735
Wayne M. Rancourt	6,221
Nick Stokes	6,221
Daniel Hutchinson	6,221
John T. Sahlberg	5,529

(1)	Mr. Carlile's retirement was scheduled for March 6, 2015, and he was not awarded any LTI.

The PSUs awarded are earned based on a one-year EBITDA performance established in the same manner as for our 2014 PSU awards. If EBITDA is below the threshold noted below, no PSUs are earned. At the threshold, 50% of the PSUs are earned and at the maximum 200% of the PSUs are earned. The Compensation Committee approved an award graph so that at any level between the threshold and maximum the Compensation Committee can determine the actual PSUs to be awarded. The actual amount of each award, based on the Company’s EBITDA for fiscal year 2015, was determined by our board of directors on February 24, 2016.

The annual financial goals required for each of our Named Executive Officers with respect to their 2015 PSU grants under our 2013 Incentive Plan were as follows:

Officer	Financial Criteria	Requirement For Threshold PSUs	Requirement For Target PSUs (in millions)	Requirement For Maximum PSU

Thomas E. Carlile (1)	—	—	—	—

Thomas K. Corrick	100% Corporate EBITDA	$140	$220	$300

Wayne M. Rancourt	100% Corporate EBITDA	140	220	300

Nick Stokes	100% Corporate EBITDA	140	220	300

Daniel Hutchinson	100% Corporate EBITDA	140	220	300

John T. Sahlberg	100% Corporate EBITDA	140	220	300

(1)	Mr. Carlile's retirement was scheduled for March 6, 2015, and he was not awarded any LTI.

Other Compensation and Benefit Plans

The Company's Named Executive Officers receive additional compensation under various other compensation and benefit plans. These plans and benefits, except those that are frozen, are provided to ensure that we are providing an aggregate compensation and benefits package that is competitive in the marketplace, thereby ensuring that we can attract and retain the management talent needed to achieve the Company's strategic objectives.

Boise Cascade Pension Plan
Effective December 31, 2009, the Compensation Committee froze the pension benefit for all of our salaried employees including our Named Executive Officers. The frozen benefit is now in the Boise Cascade Pension Plan (BCPP). On December 31, 2009, the Compensation Committee also froze our supplemental pension plans in which all of our Named Executive Officers participate. Since December 31, 2009, none of our Named Executive Officers has earned any additional pension benefit.

The BCPP entitles each vested employee to receive an annual pension benefit at normal retirement age as determined by a formula involving the average of the highest five consecutive years of the employee’s compensation out of the last 10 years of employment through December 31, 2009 (Average High Five) times an annual factor for each year of service. Under the BCPP, "compensation" is defined as the employee's taxable base salary plus any taxable amounts earned under our annual variable incentive compensation programs. For each year of service prior to December 31, 2003, the annual factor is equal to 1.25%, and for each year of service from January 1, 2004 through December 31, 2009, the annual factor is equal to 1%. The value of the pension benefit is determined by adding the products of: 1) the Average High Five times the number of years of service prior to December 31, 2003, times 1.25% and; 2) the Average High Five times the number of years of service between January 1, 2004 and December 31, 2009, times 1%. Under this formula, benefits are computed on a straight‑line annuity basis and are not offset by Social Security or other retirement benefits. An employee is 100% vested in the pension benefit after five years of unbroken service. As noted previously, the Compensation Committee froze the

Company's salaried pension plans effective December 31, 2009, and no further benefits have been earned by salaried employees including our Named Executive Offices since that date.

The Supplemental Pension Plan
While the pension plan was in effect, if an employee earned income in excess of the limits provided under the Internal Revenue Code for qualified plans, or if income was deferred under the Company's deferred compensation plan and not taxed (and, therefore, not counted for purposes of the benefit amount calculation under the qualified BCPP), the additional benefits were accrued and will be paid from the Company's general assets under our unfunded, nonqualified Supplemental Pension Plan (SUPP). Because the benefit definition in the SUPP is derivative of that contained in the BCPP described above, the benefit freeze adopted for the qualified plan at year-end 2009 effected a similar freeze in further benefit accruals under the SUPP as of the same date. All of our Named Executive Officers have a benefit under the SUPP.
The Supplemental Early Retirement Plan

Under our unfunded, non-qualified Supplemental Early Retirement Plan (SERP), an officer is eligible for benefits under the plan if the officer: (i) was an officer of OfficeMax immediately prior to the 2004 Forest Products Acquisition; (ii) is 55 years old or older (or 58 years old or older for officers elected on or after June 1, 2004, and before October 29, 2004); (iii) has ten or more years of service; (iv) has served as an officer for at least five full years; and (v) retires before the age of 65 (or in certain cases age 62). Eligible officers retiring prior to age 65 receive an early retirement benefit from the SERP which, in combination with their benefit under the BCPP and the SUPP, equals the benefit calculated under the BCPP and the SUPP without reduction due to the officer's early retirement. Because the benefit definition in the SERP is derivative of that contained in the BCPP described above, the benefit freeze adopted for the pension at year-end 2009 effected a similar freeze in further benefit accruals under the SERP. Benefits payable under the SERP are offset in part by benefits payable under a similar plan maintained by OfficeMax. Mr. Rancourt will become eligible for benefits under the SERP when he reaches age 58 and Mr. Stokes is now eligible under the SERP. Messrs. Corrick, Hutchinson, and Sahlberg do not participate in the SERP.

The Present Value of Pension Benefits

The aggregate, present value of pension defined benefits as of December 31, 2015, for each of our Named Executive Officers under each plan are disclosed in the table found under the heading "Pension Benefits" of this CD&A. Changes in the present value for the pension benefits for each Named Executive Officer are disclosed in footnote 6 to the "Summary Compensation Table."

The Boise Cascade Company Savings Plan

The Company maintains a 401(k) defined-contribution savings plan for all of its U.S. salaried employees, including its Named Executive Officers. Under the plan, eligible employees electing to participate may contribute up to 50% of their pretax income, subject to Internal Revenue Service (IRS) rules limiting an individual's total contributions and the application of IRS tests designed to ensure that the plan does not discriminate in favor of highly compensated employees.

Since January 2013, the Company has provided a contribution to each salaried employee's 401(k) account for each pay period in an amount equal to 4% of the employee's eligible wages (base salary and short-term incentive compensation) for the period. If the Company's EBITDA met or exceeded targets specified by the Compensation Committee and the board of directors, the Company could make additional discretionary contributions in an amount equal to up to 2%, 3%, or 4% of the employee's wages, depending on the affected employee's number of years of service. For 2015, the Compensation Committee and the board divided the discretionary contribution percentages evenly between two EBITDA targets ($175 million and $230 million). The Company did not achieve either target and, consequently, in January 2016 no payout occurred. Amounts in excess of IRS annual limitations on the amount of income on which Company contributions may be made to qualified defined contribution retirement plans are paid to participants as taxable cash compensation. All of our Named Executive Officers participate in the plan.

Amounts deferred under this plan by Named Executive Officers are included in the salary disclosure in the "Summary Compensation Table," and amounts contributed by the Company to the account of a Named Executive Officer under the plan are included in the "All Other Compensation" disclosure in the "Summary Compensation Table."

Nonqualified Deferred Compensation Plan

Our Deferred Compensation Plan is an unfunded, nonqualified, defined contribution plan that was reopened for participation effective January 1, 2014. Under the deferred compensation plan, participating employees irrevocably elect each year to defer receipt of a portion of their base salary and incentive compensation. A participant's account is credited with an amount equal to what the Company's 401(k) contribution would have been if the money had not been deferred and with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Participants may receive payment of their deferred compensation plan balance in a lump sum or in monthly installments over a specified period of years following the termination of their employment with the Company. Each of our Named Executive Officers is a participant in our Deferred Compensation Plan. Amounts deferred under this plan in any relevant year or contributed to the account under the plan by any of our Named Executive Officers are disclosed in the "Summary Compensation Table."

Agreements with Named Executive Officers

The Company does not have employment agreements with any of its Named Executive Officers other than the limited agreements described in this section. Upon Mr. Carlile's March 6, 2015 retirement, his severance agreement expired.

Severance Agreements with Messrs. Corrick, Rancourt, Stokes, Hutchinson, and Sahlberg

The Company entered into severance agreements with each of the Named Executive Officers (except Mr. Hutchinson) in February 2008 to maintain operating continuity in the event of a change of control. The severance agreements are effective for three years, but unless the Company gives notice 60 days prior to the second anniversary or each anniversary thereafter, the term of each severance agreement will be automatically extended for an additional year. Notice was not given prior to the anniversary date in February 2016. Accordingly, the term of such agreements has now been extended to February 22, 2018. The Company entered into revised severance agreements with each of its Named Executive Officers in December 2012 solely to bring the agreements into technical compliance with Internal Revenue Code Section 409A and into an agreement in 2014 with Mr. Hutchinson due to his promotion.

The severance agreements provide that in the event of a "qualifying termination" (meaning any termination with the exception of a termination (i) by the Company for cause or disability; (ii) by the employee other than for good reason (as described in the severance agreement); or (iii) as a result of the employee's death), an employee will be entitled to receive (a) his or her full base salary through the date of termination, a STIP payment for the year of termination based on the plan's actual payout for the year and pro-rated to reflect the portion of the year expired, and all other compensation to which he or she is then entitled; (b) a lump-sum severance payment equal to two times the sum of the employee's annual base salary plus target STIP for the year in which the termination occurs; and (c) a lump-sum amount equal to the value of such employee's unused and accrued time off, less any advanced time off, in accordance with the applicable time-off policy in effect on the termination date. Additionally, the severance agreements provide, in the event of a qualifying termination, for full maintenance of healthcare and insurance benefits for a period of 12 or 18 months following the termination date (subject to payment of required contributions), payment of the premium under the Company's Supplemental Life Plan for 12 or 24 months following the termination date, and if applicable, receipt of the monthly benefit that such employee would have been entitled to receive under the SERP as if such employee had satisfied the age and service requirements under the SERP as of his or her termination date. The higher levels of severance benefits are generally reserved for those officers at the level of senior vice president and higher, which includes all of our Named Executive Officers.
The severance agreements provide that in the event of a non-qualifying termination, the employee will be entitled to receive his or her full base salary through the date of termination, plus all other compensation to which he is then entitled. In the event of a failure to perform duties as a result of incapacity due to physical or mental illness or injury, the employee will be entitled to continue to receive the full base salary until such time as employment is terminated due to disability. No severance payments or continuation of healthcare benefits beyond the date of termination are provided for under such circumstances.
In consideration of the severance payments described above, each severance agreement contains confidentiality and non-solicitation provisions, and a general release of all claims against the Company and its affiliates, as a condition of payment of benefits under the severance agreement.
Salaried Employee Life Insurance Plan and Officers' Supplemental Life Plan
The Company maintains two plans under which Company-paid life insurance is made available to its officers. Under its Salaried Employee Life Insurance Plan, the Company provides, at its expense during each salaried employee's period of employment, life insurance in an amount equal to the employee's base salary. Messrs. Corrick, Hutchinson, Rancourt, and Sahlberg participate in this plan.

Mr. Stokes participates in our Officers' Supplemental Life Plan, under which a Company-paid life insurance benefit during employment is provided in an amount equal to two times the Officer's base salary.

Amounts paid by the Company for the coverage provided to each of our Named Executive Officers is reported in the column titled "All Other Compensation" in the "Summary Compensation Table."

Summary Compensation Table

The following table presents compensation information for Messrs. Carlile, Corrick, Rancourt, Stokes, Hutchinson, and Sahlberg for 2015, 2014, and 2013:

Name and Principal Position	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Bonus ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

Thomas E. Carlile	2015	$190,385	$—	$—	$—	$102,808	$5,463	$95,375	$394,031
Chief Executive Officer	2014	850,000	1,030,516	—	—	1,600,000	303,149	1,888,558	5,672,223
	2013	807,000	439,085	391,482	—	1,594,000	9,629	153,564	3,394,760

Thomas K. Corrick (1)	2015	701,923	1,222,475	—	—	379,038	14,652	58,133	2,376,221
Chief Executive Officer and former Chief Operating Officer	2014	407,000	286,251	—	—	459,513	272,690	42,374	1,467,828

Wayne M. Rancourt	2015	452,308	366,772	—	—	183,185	5,940	47,513	1,055,718
Executive Vice President, Chief Financial Officer & Treasurer	2014	438,000	343,465	—	—	424,725	251,184	46,185	1,503,559
	2013	419,000	164,670	146,797	—	430,650	5,191	47,594	1,213,902

Nick Stokes (1)	2015	427,308	366,772	—	—	310,065	5,033	52,473	1,161,651
Executive Vice President, Building Materials Distribution	2014	394,000	343,465	—	—	359,791	256,864	42,286	1,396,406

Daniel Hutchinson (1)	2015	357,692	366,772	—	48,288	36,216	14,839	32,225	856,032
Executive Vice President, Wood Products

John T. Sahlberg	2015	404,615	325,974	—	—	142,020	11,076	41,355	925,040
Senior Vice President, Human Resources, General Counsel & Secretary	2014	356,000	286,251	—	—	374,400	219,016	38,163	1,273,830
	2013	323,000	109,771	97,874	—	336,325	7,390	37,232	911,592

(1)
Messrs. Corrick and Stokes became Named Executive Officers in 2014. They were not Named Executive Officers in 2013. Mr. Corrick became our chief operating officer in November 2014 and became our chief executive officer effective March 7, 2015, in connection with Mr. Carlile's retirement from the same position. Mr. Hutchinson became a Named Executive Officer in 2015.

(2)	Includes amounts deferred under our savings plan. See "Boise Cascade Company Savings Plan" under "Other Compensation and Benefit Plans" in the "CD&A" in this proxy.

(3)
Includes the total value of the RSU and PSU awards granted in 2014 and 2015, and for 2013 includes the total value of the nonqualified stock option and PSU awards granted in 2013 (although for all years the grants generally vest ratably over three years). The grant date value for the 2014 RSU awards is $30.32 and for the 2015 RSU is $36.17, and for each option share granted in 2013 is $14.87, using the Black Scholes Option Valuation Model. The PSUs are valued at their grant date fair value times the actual number of PSUs earned based on the Company's EBITDA performance for each year. The 2013 PSUs are valued at $26.65 grant date fair value at 1.12 times target. The 2014 PSUs are valued at $30.32 grant date fair value at 1.29 times target. The 2015 PSUs are valued at $36.17 grant date fair value. With EBITDA of $160 million, the 2015 PSUs were awarded by the Compensation Committee on February 24, 2016 at .63 times target.

(4)	This column represents discretionary bonuses made by the Compensation Committee. As explained previously in the CD&A, the Compensation Committee awarded Mr. Hutchinson a discretionary bonus.

(5)
Represents total of payment of awards under our STIP for each year reported on. The specific financial goals and performance objectives at corporate and business unit levels of the STIP are described under "STIP" in the "CD&A." The amounts reported in this column include amounts deferred under our savings plan. See "Boise Cascade Company Savings Plan" under "Other Compensation and Benefit Plans" in the "CD&A" in this proxy statement for a description of this plan.

The total non-equity incentive plan compensation for each Named Executive Officer for 2015, 2014, and 2013 is comprised of the following:

2015
	2015 STIP	Total

Thomas E. Carlile	$102,808	$102,808
Thomas K. Corrick	379,038	379,038
Wayne M. Rancourt	183,185	183,185
Nick Stokes	310,065	310,065
Daniel Hutchinson	36,216	36,216
John T. Sahlberg	142,020	142,020

2014
	1/3 2012 LTIP	2014 STIP	Total

Thomas E. Carlile	$376,000	$1,224,000	$1,600,000
Thomas K. Corrick	75,200	384,313	459,513
Wayne M. Rancourt	88,125	336,600	424,725
Nick Stokes	75,200	284,591	359,791
John T. Sahlberg	75,200	299,200	374,400

2013
	1/3 2011 LTIP	1/3 2012 LTIP	2013 STIP	Total

Thomas E. Carlile	$126,000	$376,000	$1,092,000	$1,594,000
Wayne M. Rancourt	31,500	88,125	311,025	430,650
John T. Sahlberg	21,600	75,200	239,525	336,325

(6)     Amounts disclosed in this column include the following:

Name	Year	Change in Pension Value(a)	Nonqualified Deferred Compensation Earnings(b)

Thomas E. Carlile	2015	$(38,697)	$5,463
	2014	294,928	8,221
	2013	(80,732)	9,629

Thomas K. Corrick	2015	(11,469)	$14,652
	2014	265,688	7,002

Wayne M. Rancourt	2015	(25,667)	$5,940
	2014	246,752	4,432
	2013	(119,541)	5,191

Nick Stokes	2015	(23,332)	$5,033
	2014	253,108	3,756

Daniel Hutchinson	2015	(53,836)	$14,839

John T. Sahlberg	2015	(67,299)	$11,076
	2014	206,823	12,193
	2013	(60,991)	7,390

(a)
Pension benefits for officers have been frozen since December 31, 2009, and no additional benefits are being earned. The changes reported in this column reflect the changes in actuarial assumptions that increase or decrease the present value of their benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. The 2013 change in pension value is negative because of an increase in the discount rate assumption and because several officers worked past their retirement eligibility under one of the pension plans. Years with decreases in the present value of pension amounts are treated as $0 so only the nonqualified deferred compensation earnings appear in the Summary Compensation Table. The 2014 changes are positive due to lower discount rates and the 2015 changes are negative due to a higher discount rate and due to Messrs. Hutchinson, Sahlberg, and Stokes being eligible to retire under one or more plans. Where the change in pension value is negative, only the amount of the nonqualified deferred compensation earnings is reported in the column.

(b)	The amounts reported in this column reflect the above-market portion of the interest earned on deferred compensation for our Named Executive Officers.

For more information concerning the pension plans and deferred compensation plans in which our Named Executive Officers participate, see "Boise Cascade Pension Plan" and "Nonqualified Deferred Compensation" under "Other Compensation and Benefit Plans" in this proxy statement.

(7)	Amounts disclosed in this column include the following:

Name	Year	Company Contributions to Savings Plans(a)	Company-Paid Portion of Executive Officer Life Insurance(b)	Reportable Perquisites	Tax Reimbursements, Gross-Ups, and Other

Thomas E. Carlile	2015	$95,354	$21	$—	—

Thomas K. Corrick	2015	56,099	2,034	—	—

Wayne M. Rancourt	2015	46,511	1,002	—	—

Nick Stokes	2015	40,239	12,234	—	—

Daniel Hutchinson	2015	30,191	2,034	—	—

John T. Sahlberg	2015	39,321	2,034	—	—

(a)
See "Boise Cascade Company Savings Plan" under "Other Compensation and Benefit Plans" in "CD&A" in this proxy statement for a description of this plan. Amounts included in the contributions reported in this column that exceeded IRS annual limitations on Company contributions to qualified defined contribution retirement plans were paid to the Named Executive Officer as taxable cash compensation.

(b)
See "Salaried Employee Life Insurance Plan and Officers' Supplemental Life Plan" under "Agreements with Named Executive Officers" in this proxy statement for a description of the Company-paid life insurance plans under which these costs were incurred.

Grants of Plan-Based Awards

The following table presents information concerning each grant of a non-equity and equity award made to our Named Executive Officers in 2015 under our STIP and 2013 Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock or Option Awards ($) (3)
Named Executive Officer and Award Type	Grant Date	Threshold ($)		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Thomas E. Carlile
Non-Equity Award (1)	2/25/15	$47,596		$190,385	$428,366	$—	$—	$—	$—
Equity Award - Performance Units (2)	2/25/15	—		—	—	—	—	—	—
Equity Award - Restricted Units	2/25/15	—		—	—	—	—	—	—

Thomas K. Corrick
Non-Equity Award (1)	2/25/15	175,481	250,250	701,923	1,579,327	—	—	—	—
Equity Award - Performance Units (2)	2/25/15	—	—	—	—	10,368	20,735	41,470	749,985
Equity Award - Restricted Units	2/25/15	—	—	—	—	—	20,735	—	749,985

Wayne M. Rancourt
Non-Equity Award (1)	2/25/15	84,808	239,250	339,231	763,270	—	—	—	—
Equity Award - Performance Units (2)	2/25/15	—	—	—	—	3,111	6,221	12,442	225,014
Equity Award - Restricted Units	2/25/15	—	—	—	—	—	6,221	—	225,014

Nick Stokes
Non-Equity Award (1)	2/25/15	80,120		320,481	721,082	—	—	—	—
Equity Award - Performance Units (2)	2/25/15	—		—	—	3,111	6,221	12,442	225,014
Equity Award - Restricted Units	2/25/15	—		—	—	—	6,221	—	225,014

Daniel Hutchinson
Non-Equity Award (1)	2/25/15	67,067		268,269	603,605	—	—	—	—
Equity Award - Performance Units (2)	2/25/15	—		—	—	3,111	6,221	12,442	225,014
Equity Award - Restricted Units	2/25/15	—		—	—	—	6,221	—	225,014

John T. Sahlberg
Non-Equity Award (1)	2/25/15	65,750		263,000	591,750	—	—	—	—
Equity Award - Performance Units (2)	2/25/15	—		—	—	2,765	5,529	11,058	199,984
Equity Award - Restricted Units	2/25/15	—		—	—	—	5,529	—	199,984

(1)
Reflects the potential threshold, target, and maximum incentive awards for the Named Executive Officers possible for 2015 under our STIP as described above in "STIP" in this proxy statement. The Named Executive Officers' actual incentive awards earned in 2015 are disclosed in footnote 5 to the "Non-equity Incentive Plan Compensation" column of the "Summary Compensation Table." All awards earned under this plan were paid in February 2016 calculated on the actual base salary earned in 2015.

(2)
Reflects the potential total threshold, target, and maximum incentive awards for the Named Executive Officers possible for 2015 PSUs under the 2013 Incentive Plan. One-third of the total PSUs time-vested on March 1, 2016, one-third will vest on March 1, 2017, and one-third will vest on March 1, 2018. For further information on the terms of these incentive awards (which were awarded in 2015), refer to "2013 Incentive Plan" in this proxy statement. The Named Executive Officers' actual PSU awards earned in 2015 under the 2013 Incentive Plan are disclosed in footnote 3 to the "Stock Awards" column of the "Summary Compensation Table."

(3)	The values listed in this column represent the accounting grant date fair value of the target RSUs and the target PSUs (at $36.17) at the time of award.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the 2013, 2014, and 2015 awards made to our Named Executive Officers under the 2013 Incentive Plan that had not vested as of December 31, 2015.

	Option Awards			Stock Awards
Named Executive Officer and Equity Type	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Thomas E. Carlile (5)

Thomas K. Corrick
2015 PSUs (1)	—	$—	—	13,063	$333,498
2015 RSUs (2)	—	—	—	20,735	529,365
2014 RSUs (2)	—	—	—	1,374	35,078
2014 PSUs (3)	—	—	—	1,772	45,239
2013 Options	1,974	27.19	2/26/2023	—	—

Wayne M. Rancourt
2015 PSUs (1)	—	—	—	3,919	100,052
2015 RSUs (2)	—	—	—	6,221	158,822
2014 RSUs (2)	—	—	—	1,649	42,099
2014 PSUs (3)	—	—	—	2,127	54,302
2013 Options	3,290	27.19	2/26/2023	—	—

Nick Stokes
2015 PSUs (1)	—	—	—	3,919	100,052
2015 RSUs (2)	—	—	—	6,221	158,822
2014 RSUs (2)	—	—	—	1,649	42,099
2014 PSUs (3)	—	—	—	2,127	54,302
2013 Options	1,974	27.19	2/26/2023	—	—

Daniel Hutchinson
2015 PSUs (1)	—	—	—	3,919	100,052
2015 RSUs (2)	—	—	—	6,221	158,822
2014 RSUs (2)	—	—	—	—	—
2014 PSUs (3)	—	—	—	—	—
2013 Options	987	27.19	2/26/2023	—	—

John T. Sahlberg
2015 PSUs (1)	—	—	—	3,483	88,921
2015 RSUs (2)	—	—	—	5,529	141,155
2014 RSUs (2)	—	—	—	—	—
2014 PSUs (3)	—	—	—	—	—
2013 Options	2,194	27.19	2/26/2023	—	—

(1)
On February 24, 2016, our board of directors awarded our Named Executive Officers the 2015 PSUs listed above which are presented at the actual earned amount of .63 times target and include the unvested portion of this award. The first third vested March 1, 2016, a second third will vest on March 1, 2017, and the remaining third will vest on

March 1, 2018.

(2)
On February 27, 2014, our board of directors awarded our Named Executive Officers the 2014 RSUs listed above. For purposes of this table, 100% of the award was deemed vested for Mr. Sahlberg as of June 22, 2015 and for Mr. Hutchinson in 2014 based on having reached a retirement-eligible age. For the other Named Executive Officers, the first third vested on December 31, 2014, the second third vested on December 31, 2015, and the final third vests on December 31, 2016. In February 2015, our board of directors awarded our Named Executive Officers the 2015 RSUs above. One third vests on March 1, 2016, the second third vests on March 1, 2017, and the final third vests on March 1, 2018.

(3)
On February 27, 2014, our board of directors awarded our Named Executive Officers the 2014 PSUs listed above which are presented at the actual accrued amount of 1.29 times target and include the unvested portions of this award. For purposes of this table, the first third was deemed vested on February 25, 2015, the second third vested on December 31, 2015, and the final third is scheduled to vest on December 31, 2016.

(4)	Market value based on the closing price for Boise Cascade Company stock on December 31, 2015, of $25.53 per share.

(5)	Mr. Carlile retired effective March 6, 2015.

Options Exercised and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Thomas E. Carlile (1)	0	0	19,146	$692,511

Thomas K. Corrick (1)	0	0	6,155	176,013

Wayne M. Rancourt (1)	0	0	7,963	225,927

Nick Stokes (1)	0	0	7,138	204,864

Daniel Hutchinson (1)	0	0	2,659	96,176

John T. Sahlberg (2)	0	0	9,439	362,641

(1)	Calculated using the closing price on the respective vest dates of February 25, 2015 ($36.17) and December 31, 2015 ($25.53).

(2)	Calculated using the closing price on the respective vest dates of February 25, 2015 ($36.17) and June 22, 2015 ($38.94).

Pension Benefits

Pension benefits for officers are frozen, and no additional benefits are being earned. The following table reflects the present value of accumulated benefits payable to Messrs. Carlile, Corrick, Rancourt, Stokes, Hutchinson, and Sahlberg, including the number of years of service credited to each of them under our defined benefit pension plans. No amounts were distributed to any of them (except Mr. Carlile who retired on March 6, 2015) during 2015 under the BCPP, the SUPP, or the SERP. Messrs. Carlile, Corrick, Hutchinson, and Sahlberg do not participate in the SERP. For more information concerning our pension plans, see "Boise Cascade Pension Plan" under "Other Compensation and Benefit Plans" above in this proxy statement.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)

Thomas E. Carlile	SPP	37	$1,949,384
	SUPP	37	1,758,814

Thomas K. Corrick	SPP	29	1,105,675
	SUPP	29	451,860

Wayne M. Rancourt	SPP	25	590,129
	SUPP	25	180,946
	SERP	25	313,029

Nick Stokes	SPP	31	915,294
	SUPP	31	468,410
	SERP	31	380,776

Daniel Hutchinson	SPP	29	792,653
	SUPP	29	156,755

John T. Sahlberg	SPP	27	1,005,979
	SUPP	27	187,644

(1)
Number of years credited service for Messrs. Carlile, Corrick, Rancourt, Stokes, Hutchinson, and Sahlberg include amounts attributable to employment with OfficeMax prior to the Forest Products Acquisition.

(2)
These values were calculated on the same basis and using the same assumptions used in the Company's financial statements, except that the assumed retirement age for Messrs. Rancourt and Stokes were the later of their current age or the earliest age at which they could qualify for retirement under the SERP.

Nonqualified Deferred Compensation

As noted previously, with the Company becoming a "C" corporation in February 2013, the 2004 Deferred Compensation Plan was reopened for contributions effective January 1, 2014. Earnings on contributions and preexisting plan balances continued to accrue during 2015 in accordance with the terms of the plan. Mr. Carlile received a lump sum distribution of $461,293 on October 15, 2015. No other withdrawals or distributions were made from the plan by any of our Named Executive Officers during 2015. In 2015, contributions to the deferred compensation plan received from the Company included a 4% base contribution and applicable discretionary contribution to simulate the base contribution and discretionary contribution in the 401(k) plan. Aggregate earnings and year-end plan balances for each of our Named Executive Officers are disclosed in the table below:

Name	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at FYE ($)

Thomas E Carlile	$18,033	$—

Thomas K. Corrick	32,597	711,643

Wayne M. Rancourt	13,340	252,296

Nick Stokes	11,305	213,800

Daniel Hutchinson	33,063	704,287

John T. Sahlberg	24,744	505,477

(1)	The above-market portion of these amounts is included in the 2015 "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the "Summary Compensation Table."

For more information concerning our nonqualified deferred compensation plan, see "Nonqualified Deferred Compensation" under "Other Compensation and Benefit Plans" above in this proxy statement.

Potential Payments upon Termination or Change in Control

The following tables reflect an estimate of the compensation the Company would have been required to pay to each of its Named Executive Officers under the compensation plans, contracts, agreements, and arrangements between each such individual and the Company for:

▪	Voluntary termination with good reason;

•	A change in control without adoption of a replacement plan or assumption of the existing obligations;

▪	Involuntary termination without cause;

▪	For-cause termination or voluntary termination without good reason;

▪	Termination as a result of sale of a division; or

▪	Death or disability.

The amounts shown assume that such termination or change in control was effective as of December 31, 2015. The actual amounts the Company would have been required to pay on other dates may be determined only at the time of separation from the Company or the change in control and will accordingly vary from those disclosed here, which are based on a hypothetical December 31, 2015, termination. Our paid vacation is earned on a current basis ratably throughout each payroll year. Earned and unused amounts at year-end are forfeited to the extent they exceed a maximum permitted carry-over of 80 hours. The amounts disclosed here do not include amounts earned by the Named Executive Officer through that time as base salary, any bonuses approved by the Compensation Committee prior to that date, and payments earned prior to that date as 2015 awards earned pursuant to our STIP because neither their amount nor the timing of the payment is affected by the fact or the nature of the termination of employment. In addition, the disclosure does not include amounts payable pursuant to the 401(k), deferred compensation, or pension plans, which are disclosed elsewhere in this CD&A. Disclosure of amounts earned during 2015 as base salary, bonuses, and awards under the 2015 STIP may be found in the "Summary Compensation Table." Pension benefits and deferred compensation arrangements are described in footnote 5 of the "Summary Compensation Table" and under "Nonqualified Deferred Compensation" of this proxy statement, respectively.

The availability of severance payments and continued healthcare and insurance benefits beyond termination of employment is contractually conditioned for each of our Named Executive Officers on their provision to the Company of a release of claims arising from their employment and the termination thereof and their performance of contractual confidentiality, non-solicitation, and non-disparagement obligations contained in their employment or severance agreements with the Company, as well as payment of applicable contributions for healthcare and insurance benefits. The payments described in the tables and textual materials that follow are provided by severance agreements and the terms of the 2013 Incentive Plan. For a description of these contractual arrangements, see "LTIPs (2013 Incentive Plan)" and "Agreements with Named Executive Officers" in CD&A. Mr. Carlile retired on March 6, 2015 and, therefore, was not eligible to receive any payments.

Thomas K. Corrick

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability

Base salary (2 x base salary of $775,000)	$1,550,000	$—	$1,550,000	$—	$—

STIP	1,403,846 (2 x target)	—	1,403,846 (2 x target)	—	—

LTIP	—	—	—	—	1,139,046

Insurance - healthcare, disability, and accident (for 18 months)	23,665	—	23,665	—	—

Financial counseling (for 18 months)	15,000	—	15,000	—	—

Unused paid time off (80 hours)	29,808		29,808	29,808	29,808

TOTAL	$3,022,319	$—	$3,022,319	$29,808	$1,168,854

Wayne M. Rancourt

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability

Base salary (2 x base salary of $465,000)	$930,000	$—	$930,000	$—	$—

STIP	678,462 (2 x target)	—	678,462 (2 x target)	—	—

LTIP	—	—	—	—	414,046

Insurance - healthcare, disability, and accident (for 18 months)	21,563	—	21,563	—	—

Financial counseling (for 18 months)	15,000	—	15,000	—	—

Unused paid time off (80 hours)	17,885	—	17,885	17,885	17,885

TOTAL	$1,662,910	$—	$1,662,910	$17,885	$431,931

Nick Stokes

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	Involuntary Termination in Connection with Sale of Division	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability

Base salary (2 x base salary of $440,000)	$880,000	$—	$880,000	$880,000	$—	$—

STIP	640,962 (2 x target)	—	640,962 (2 x target)	640,962 (2 x target)	—	—

LTIP	—	—	—	414,046	—	414,046

Insurance premiums - term life (for 24 months)	24,288	—	24,288	24,288	—	—

Insurance - healthcare, disability, and accident (for 18 months)	20,195	—	20,195	20,195	—	—

Financial counseling (for 18 months)	10,315	—	10,315	10,315	—	—

Unused paid time off (69 hours)	14,596	—	14,596	14,596	14,596	14,596

TOTAL	$1,590,356	$—	$1,590,356	2,004,402	$14,596	$428,642

Daniel Hutchinson

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	Involuntary Termination in Connection with Sale of Division	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability		Retirement

Base salary (2 x base salary of $400,000)	$800,000	$—	$800,000	$800,000	$—	$—		$—

STIP	536,538 (2 x target)	—	536,538 (2 x target)	536,538 (2 x target)	—	—	(1)

LTIP	—	—	—	317,644	—	317,644		317,644

Insurance - healthcare, disability, and accident (for 18 months)	17,002	—	17,002	17,002	—	—

Financial counseling (for 18 months)	15,000	—	15,000	15,000	—	—

Unused paid time off (80 hours)	15,385	—	15,385	15,385	15,385	15,385		15,385

TOTAL	$1,383,925	—	$1,383,925	$1,701,569	$15,385	$333,029		$333,029

(1)	Mr. Hutchinson would be entitled to the actual STI earned but the number is not determinable on December 31, 2015. His target was $268,269 for 2015.

John T. Sahlberg

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability		Retirement

Base salary (2 x base salary of $430,000)	$860,000	$—	$860,000	$—	$—

STIP	526,000 (2 x target)	—	526,000 (2 x target)	—	—	(1)

LTIP	—	—	—	—	282,311		282,311

Insurance - healthcare, disability, and accident (for 18 months)	17,045	—	17,045	—	—

Financial counseling (for 18 months)	15,000	—	15,000	—	—

Unused paid time off (80 hours)	16,538	—	16,538	16,538	16,538		16,538

TOTAL	$1,434,583	$—	$1,434,583	$16,538	$298,849		$298,849

(1)	Mr. Sahlberg would be entitled to the actual STI earned but the number is not determinable on December 31, 2015. His target was $263,000 for 2015.

APPENDIX A
2016 BOISE CASCADE OMNIBUS INCENTIVE PLAN
Boise Cascade Company (the Company), a Delaware corporation, hereby establishes and adopts the following 2016 Omnibus Incentive Plan (the Plan).
1.    PURPOSE OF THE PLAN
The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors who are expected to contribute to the Company's success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS
2.1.    “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.
2.2.    “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium.
2.3.    “Board” shall mean the board of directors of the Company.
2.4.    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
2.5.    “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules.
2.6.    “Consultant” shall mean any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company's securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company's securities and (iii) otherwise qualifies as a consultant under the applicable rules of the SEC for registration of shares of stock on a Form S-8 registration statement.
2.7.    “Covered Employee” shall mean an employee of the Company or its Subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.
2.8.    “Director” shall mean a member of the Board who is not an employee.
2.9.    “Dividend Equivalents” shall have the meaning set forth in Section 12.6.
2.10.    “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.11.    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.12.    “Fair Market Value” shall mean, with respect to Shares as of any date; (i) the closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on such date, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on the inter-dealer quotation system for such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the Fair Market Value of the Shares as determined by the Committee in its sole discretion. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
2.13.    “Incentive Stock Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.
2.14.    “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.
2.15.    “Other Share-Based Award” shall have the meaning set forth in Section 8.1.
2.16.    “Participant” shall mean an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.
2.17.    “Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.
2.18.    “Performance Cash” shall mean any cash incentives granted pursuant to Article 9 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.
2.19.    “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.
2.20.    “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals as the Committee shall establish.
2.21.    “Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.
2.22.    “Permitted Assignee” shall have the meaning set forth in Section 12.3.
2.23.    “Prior Plan” shall mean the Company’s 2013 Incentive Compensation Plan.
2.24.    “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.25.    “Restricted Stock Award” shall have the meaning set forth in Section 7.1.
2.26.    “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant in Shares or cash as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.27.    “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.

2.28.    “SEC” means the Securities and Exchange Commission.

2.29.    “Shares” shall mean the shares of common stock of the Company, par value $0.01 per share.
2.30.    “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.
2.31.    “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
2.32.    “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
2.33.    “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.
3.    SHARES SUBJECT TO THE PLAN
3.1    Number of Shares.
(a)     Subject to adjustment as provided in Section 12.2, a total of 3,700,000 Shares shall be authorized for Awards granted under the Plan less one (1) Share for every one (1) Share granted under the Prior Plan after December 31, 2015 and prior to the effective date of the Plan. After the effective date of the Plan (as provided in Section 13.13), no awards may be granted under the Prior Plan.
(b)    If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award , such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Shares available for grant under the Plan or (ii) after December 31, 2015, any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or otherwise terminates without issuance of such Shares, or an award under the Prior Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the Shares subject to such award, then in each such case the Shares subject to the Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Shares available for grant under the Plan on a one-for-one basis.
(c)    In the event that any withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right granted hereunder are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be added to the Shares available for grant under the Plan on a one-for-one basis. In the event that after December 31, 2015 any withholding tax liabilities arising from awards other than options or stock appreciation rights granted under the Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be added to the Shares available for grant under the Plan on a one-for-one basis. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right, or after December 31, 2015, an option or stock appreciation right under the Prior Plan; (ii) Shares subject to a Stock Appreciation Right or, after December 31, 2015, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof; and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after December 31, 2015, options under the Prior Plan.
(d)    Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations on grants to a Participant under Section 10.5, nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in paragraphs (b) and (c) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in paragraphs (b) and (c) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
3.2.    Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.
3.3.    Limit on Awards to Directors. Notwithstanding any provision in the Plan to the contrary, the aggregate amount of all compensation granted to any non-employee Director during any calendar year of the Company, including any Awards (based on grant date fair value computed as of the date of grant in accordance with applicable financial accounting rules) and any cash retainer or meeting fee paid or provided for service on the Board or any committee thereof, or any Award granted in lieu of any such cash retainer or meeting fee, shall not exceed $450,000.

4.	ELIGIBILITY AND ADMINISTRATION
4.1.    Eligibility. Any Employee, Director or Consultant shall be eligible to be selected as a Participant.
4.2.    Administration.
(a)     The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares (or dollar value) to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; (xii) waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate; and (xiii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(b)    Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings. Notwithstanding the foregoing, any action or determination by the Committee specifically affecting or relating to an Award to a Director shall require the prior approval of the Board.
(c)    To the extent not inconsistent with applicable law, including Section 162(m) of the Code, with respect to Awards intended to comply with the performance-based compensation exception under Section 162(m), or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may (i) delegate to a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) authorize one or more executive officers to do one or more of the following with respect to Employees who are not directors or executive officers of the Company (A) designate Employees to be recipients of Awards, (B) determine the number of Shares subject to such Awards to be received by such Employees and (C) cancel or suspend Awards to such Employees; provided that (x) any resolution of the Committee authorizing such officer(s) must specify the total number of Shares subject to Awards that such officer(s) may so award and (y) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award.
5.     OPTIONS
5.1.    Grant. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.
5.2.    Award Agreements. All Options shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms and conditions of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.
5.3.    Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the option price per share shall be no less than 110% of the Fair Market Value of one Share on the date of grant. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.
5.4.    Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.
5.5.    Exercise of Options.
(a)     The Award Agreement shall specify when Options vest and become exercisable. Vested Options granted under the Plan shall be exercised by the Participant (or by a Permitted Assignee thereof or the Participant’s executors, administrators, guardian or legal representative, to the extent provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.
(b)    Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing; provided, however, to the extent required by applicable law, that the Participant must pay in cash an amount not less than the aggregate par value (if any) of the Shares being acquired. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.
(c)     Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the

Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash.
5.6.    Form of Settlement. In its sole discretion, the Committee may provide that the Shares to be issued upon an Option's exercise shall be in the form of Restricted Stock or other similar securities.
5.7.    Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 3,700,000 shares minus all awards made after December 31, 2015 under the prior plan and prior to the effective date of the Plan.
6.    STOCK APPRECIATION RIGHTS
6.1.    Grant. The Committee may grant Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.
6.2.    Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:
(a)When Stock Appreciation Rights vest and become exercisable.
(b)Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right.
(c)The Committee shall determine in its sole discretion whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.
(d)The terms and conditions of Stock Appreciation Rights need not be the same with respect to each recipient.
(e)The Committee may impose such other terms and conditions on the exercise of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall (i) have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, and (ii) have a term not greater than ten (10) years. Notwithstanding clause (ii) of the preceding sentence, in the event that on the last business day of the term of a Stock Appreciation Right (x) the exercise of the Stock Appreciation Right is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.
(f)An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock

Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not otherwise expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash.
(g)Without the approval of the Company’s stockholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant, (ii) cancel any Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3), or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.

7.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS
7.1.    Grants. Awards of Restricted Stock and of Restricted Stock Units may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the grant of Restricted Stock or Restricted Stock Units, subject to such minimum consideration as may be required by applicable law.
7.2.    Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.
7.3.    Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares, except as otherwise provided in this Section. A Participant who holds a Restricted Stock Unit Award shall only have those rights specifically provided for in the Award Agreement; provided, however, in no event shall the Participant have voting rights with respect to such Award. Except as otherwise provided in an Award Agreement, any Shares or any other property distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award, and the Committee shall have the sole discretion to determine whether, if at all, any cash-denominated amount that is subject to such restrictions shall earn interest and at what rate. Notwithstanding the provisions of this Section, cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award that vests based on achievement of performance goals shall either (i) not be paid or credited or (ii) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which such cash, stock or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.
7.4.    Vesting Period. The Award Agreement shall specify the Vesting Period for the Restricted Stock or Restricted Stock Units. The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award or Restricted Stock Unit Award intended to comply with the performance-based exception under Code Section 162(m) except as otherwise determined by the Committee to be appropriate under the circumstances.
7.5.    Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Any such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8.	OTHER SHARE-BASED AWARDS
8.1.    Grants. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.
8.2.    Award Agreements. The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Notwithstanding the provisions of this Section, Dividend Equivalents with respect to the Shares covered by an Other Share-Based Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by an Other Share-Based Award with respect to which such Dividend Equivalents have been credited.
8.3.    Vesting. The Award Agreement shall specify the Vesting Period, if any, for Other Share-Based Awards. The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of an Other Share-Based Award intended to comply with the performance-based exception under Code Section 162(m) except as otherwise determined by the Committee to be appropriate under the circumstances.
8.4.    Payment. Except as may be provided in an award agreement, other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Compensation Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Compensation Committee, on a deferred basis subject to the requirements of Section 409A of the Code.
8.5.    Deferral of Director Fees. Directors shall, if determined by the Board, receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual retainer. In addition directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and annual meeting fees, provided that such election is made in accordance with the requirements of Section 409A of the Code. The Committee shall, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for payment in deferred stock units.
9.    PERFORMANCE AWARDS
9.1.    Grants. Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2 or such other criteria as determined by the Committee in its discretion.
9.2.    Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.
9.3.    Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.
9.4.    Payment. Except as provided in Article 11, as provided by the Committee or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.
10.    CODE SECTION 162(m) PROVISIONS

10.1.    Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is or may be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.
10.2.    Performance Goals. If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit, a Performance Award or an Other Share-Based Award is intended to be subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: sales (including comparable sales); net sales; return on sales; revenue, net revenue, product revenue or system-wide revenue (including growth of such revenue measures); operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly traded securities of the Company; market share; gross profits; gross or net profit margin; gross profit growth; net operating profit (before or after taxes); operating earnings; earnings or losses or net earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow (including operating cash flow and free cash flow) or cash flow per share (before or after dividends); return on capital (including return on total capital, pre-tax return on net working capital, or return on invested capital); cash flow return on investment; cash flow return on capital; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; inventory control; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; cost reductions or savings; market share; customer satisfaction; customer growth; employee satisfaction; productivity or productivity ratios; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; debt level year-end cash position; book value; factoring transactions; competitive market metrics; timely completion of new product roll-outs; timely launch of new facilities (such as new store openings, gross or net); sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); royalty income; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets; factoring transactions; and recruiting and maintaining personnel. Such performance goals may be measured on an absolute or relative basis, and may be measured on a non-GAAP or adjusted basis. Performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequent or non-recurring charges or events, (b) asset write-downs, (c) significant litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) any reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (j) the effect of changes in other laws or regulatory rules affecting reporting results. Such performance goals (and any exclusions) shall (i) be set by the Committee prior to the earlier of (i) 90 days after the commencement of the applicable Performance Period and the expiration of 25% of the Performance Period, and (ii) otherwise comply with the requirements of Section 162(m) of the Code and the regulations thereunder.
10.3.    Adjustments; Certification. Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances, subject to the requirements of Section 162(m) of the Code as may be applicable. The Committee must certify, in writing the amount of the Award for each Participant for such Performance Period before payment of the Award is made.
10.4.    Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

10.5.    Limitations on Grants to Individual Participants. Subject to adjustment as provided in Section 12.2, no Participant may be granted (i) Options or Stock Appreciation Rights during any 12-month period with respect to more than 500,000 Shares and (ii) Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards during any calendar year that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares under which more than 500,000 Shares may be earned for each twelve (12) months in the vesting period or Performance Period. During any calendar year no Participant may be granted Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash under which more than $5,000,000 may be earned for each twelve (12) months in the Performance Period. Each of the limitations in this section shall be multiplied by two (2) with respect to Awards granted to a Participant during the first calendar year in which the Participant commences employment with the Company and its Subsidiaries. If an Award is canceled, the canceled Award shall continue to be counted toward the applicable limitation in this Section.
11.    CHANGE IN CONTROL PROVISIONS
11.1.    Impact on Certain Awards. Unless otherwise provided in an Award Agreement, the Committee shall have the right to provide that in the event of a Change in Control of the Company (as defined in Section 11.3): (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be canceled and terminated without payment if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (ii) all Performance Awards shall be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed or (y) converted into Restricted Stock or Restricted Stock Unit Awards based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control) that are subject to Section 11.2.
11.2.    Assumption or Substitution of Certain Awards.
(a)     Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the Award Agreement), (ii) the restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards shall lapse, and such Other Share-Based Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting the Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company with a Fair Market Value substantially equal to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of whether Fair Market Value is substantially equal shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.
(b)    Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards that are not assumed or substituted for (or continued) shall lapse, and such Other Share-Based Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant, and (iv) any performance based Award shall be deemed fully earned at the target amount as of the date on which the Change of Control occurs.
(c)    The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.
11.3.    Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events (provided, however, that except with respect to paragraph (d) below, any definition of Change in Control in an Award Agreement may not provide that a Change in Control will occur prior to consummation or effectiveness of a change in control of the Company and may not provide that a Change in Control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company):
(a)    During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the Incumbent Directors) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(b)    Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the Company Voting Securities); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 30% or more of Company Voting Securities by such person;
(c)    The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a Business Combination), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the Surviving Corporation), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the Parent Corporation), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a Non-Qualifying Transaction); or
(d)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

12.    GENERALLY APPLICABLE PROVISIONS
12.1.    Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 under the Exchange Act; and further provided that the Board may not, without the approval of the Company's stockholders to the extent required by such applicable law, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 5.3 or Section 6.2(g) to eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(e), (f) add performance goals to Section 10.2 or (g) increase any of the limitations in Section 10.5. The Board may not (except pursuant to Section 12.2 or in connection with a Change in Control), without the approval of the Company’s stockholders, cancel an Option or Stock Appreciation Right in exchange for cash when the exercise or grant price per share exceeds the Fair Market Value of one Share or take any action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for another Award. In addition, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant's consent.
12.2.    Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards in a manner the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the limitations in Section 10.5 (other than to Awards denominated in cash), the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company); provided, however, that the number of Shares subject to any Award shall always be a whole number.
12.3.    Transferability of Awards. Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award without consideration (each transferee thereof, a Permitted Assignee) (i) to the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.
12.4.    Termination of Employment or Services. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.
12.5.    Deferral. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred.
12.6.     Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.
13.    MISCELLANEOUS
13.1.    Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.
13.2.    Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to a Participant (or Permitted Assignee) such withholding taxes as may be required by law, or to otherwise require the Participant (or Permitted Assignee) to pay such withholding taxes. If the Participant (or Permitted Assignee) shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant (or Permitted Assignee) or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants (or Permitted Assignee) to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the minimum required tax withholding rate for the Participant (or Permitted Assignee) or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.
13.3.    Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason. The Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.
13.4.    Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.
13.5.    Cancellation of Award; Forfeiture of Gain. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that:
(a)    This provision applies to any policy adopted by the New York Stock Exchange (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Securities Exchange Act of 1934.  Section 10D provides for the recovery of incentive-based compensation that has been erroneously paid because of material errors in financial statements of the Company.  To the extent such policy requires the repayment of incentive-based compensation received by an Employee, whether paid pursuant to this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan Employee agrees to the repayment of such amounts to the extent required by such policy.
(b)     If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement.
13.6.    Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
13.7.    Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company or a Subsidiary. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary (or as may be required by the terms of such plan).
13.8.    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
13.9.    Severability. The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction or any governmental regulatory agency, or impermissible under the rules of any securities exchange on which the Shares are listed, such unlawfulness, invalidity, unenforceability or impermissibility shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or impermissible, then such unlawfulness, invalidity or impermissibility shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or impermissible and the maximum payment or benefit that would not be unlawful, invalid or impermissible shall be made or provided under the Plan.
13.10.    Construction. As used in the Plan, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
13.11.    Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.
13.12.    Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.
13.13.    Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan; provided, however, in no event may an Incentive Stock Option be granted more than ten (10) years after the earlier of (i) the date of the adoption of the Plan by the Board or (ii) the effective date of the Plan as provided in the first sentence of this Section. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.14.    Foreign Employees and Consultants. Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.
13.15.    Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code), to the extent necessary to avoid the imposition of taxes thereunder, shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

13.16.    No Registration Rights; No Right to Settle in Cash. The Company has no obligation to register with any governmental body or organization (including, without limitation, the SEC) any of (a) the offer or issuance of any Award, (b) any Shares issuable upon the exercise of any Award, or (c) the sale of any Shares issued upon exercise of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing. In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon exercise of any Award, or (z) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.
13.17. Data Privacy. As a condition of acceptance of an Award, the Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that the Company and its Subsidiaries hold certain personal information about the Participant, including the Participant’s name, home address, and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor, for the purpose of implementing, managing, and administering the Plan (the “Data”). The Participant further understands that the Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, management, and administration of the Participant’s participation in the Plan, and that the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company in the implementation, management, and administration of the Plan. The Participant understands that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant, through participation in the Plan and acceptance of an Award under the Plan, authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares. The Participant understands that the Data will be held only as long as is necessary to implement, manage, and administer the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Participant understands that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
13.18. Indemnity. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board and any person to whom the Committee has delegated any of its authority under the Plan shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
13.19.    Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit, or affect the substance or interpretation of the provisions contained herein.

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BOISE CASCADE COMPANY 1111 WEST JEFFERSON STREET SUITE 300 BOISE, ID 83702-5389
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOU RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR
the following:

1.	Election of Directors
	Nominees	For	Against	Abstain
	1A Karen E. Gowland	☐	☐	☐			For	Against	Abstain
	1B David H. Hannah	☐	☐	☐	4.	To approve the Company's 2016 Omnibus Plan	☐	☐	☐
	1C Steven C. Cooper	☐	☐	☐
					5.	To ratify the appointment of KPMG as the Company's external auditors for 2016.	☐	☐	☐
		For	Against	Abstain
2.	To provide a non-binding advisory vote approving the Company's executive compensation program.	☐	☐	☐	NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

3.	To amend the Certificate of Incorporation to provide for majority voting for unopposed directors.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

Boise Cascade Company ANNUAL MEETING OF STOCKHOLDERS Wednesday, April 27, 2016 9:30 A.M. Mountain Daylight Time Hampton Inn & Suites Payette Meeting Room 495 South Capitol Boulevard Boise, Idaho 83702

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/Form 10-K is/are available at www.proxyvote.com

Boise Cascade Company 1111 West Jefferson Street Suite 300 Boise, ID 83702

This proxy is solicited by the board of directors for use at the Annual meeting on April 27, 2016.

If no choice is is specified, the proxy will be voted "FOR" items 1, 2, 3, 4, and 5.

By signing the proxy, you revoke all prior proxies and appoint John Sahlberg, Kelly Hibbs, and Wayne Rancourt, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

(If you noted any address changes and/or comments above, please mark corresponding box on reverse side.)

See reverse for voting instructions